ASSET PURCHASE AGREEMENT

by and between

MITEK SYSTEMS, INC.
a Delaware corporation

and

PARASCRIPT, LLC
a Wyoming limited liability company

Dated July 13, 2006

(i)

5.2	Enforceability; Authority; No Conflict	37
5.3	Capitalization	38
5.4	Financial Statements	38
5.5	Books and Records	39
5.6	Sufficiency of Assets	39
5.7	Description of Leased Real Property	39
5.8	Title to Assets; Encumbrances	39
5.9	Condition of Assets	40
5.10	Accounts Receivable	40
5.11	Inventories	40
5.12	No Undisclosed Liabilities	40
5.13	Taxes	40
5.14	No Material Adverse Change	42
5.15	Employee Benefits	42
5.16	Compliance with Legal Requirements; Governmental Authorizations	45
5.17	Legal Proceedings; Orders	47
5.18	Absence of Certain Changes and Events	47
5.19	Contracts; No Defaults	48
5.20	Insurance	51
5.21	Employees	52
5.22	Labor Disputes; Compliance	52
5.23	Buyer Intellectual Property Assets	53
5.24	Relationships With Related Persons	56
5.25	Brokers or Finders	56
5.26	SEC Reports	56
5.27	NASDAQ Listing	57
5.28	The Buyer Data Room	57
5.29	Disclosure	57
6.	COVENANTS OF SELLER PRIOR TO CLOSING	57
6.1	Access and Investigation	57
6.2	Operation of the Business of Seller	58
6.3	Negative Covenant	59
6.4	Required Approvals	60
6.5	Notification	60
6.6	No Shopping	61
6.7	Best Efforts	61
6.8	Interim Financial Statements	61
6.9	Payment of Liabilities	61
7.	ADDITIONAL AGREEMENTS.	62
7.1	Preparation of the Proxy Statement; Buyer Stockholders Meeting; Seller Members Meeting.	62
7.2	Initial Disclosure Letter	63
7.3	Supplemental Disclosure Letter	64
8.	COVENANTS OF BUYER PRIOR TO CLOSING	64
8.1	Access and Investigation	64
8.2	Operation of the Business of Buyer	65

(ii)

8.3	Negative Covenant	66
8.4	Required Approvals	68
8.5	Notification	68
8.6	No Shopping	68
8.7	Best Efforts	69
8.8	Payment of Liabilities	69
9.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	69
9.1	Accuracy of Representations	69
9.2	Seller’s Performance	69
9.3	Consents	69
9.4	Additional Documents	69
9.5	No Proceedings	70
9.6	No Conflict	70
9.7	Governmental Authorizations	70
9.8	Silicon Valley Bank Loan	70
9.9	Assignment of Assets, Liabilities and Contracts	70
9.10	Financing	70
9.11	Material Adverse Change	70
9.12	Change of Name	71
9.13	Appointment to Audit Committee	71
9.14	Affiliates	71
9.15	Standstill Agreement	71
9.16	AIS License	71
10.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	71
10.1	Accuracy of Representations	71
10.2	Buyer’s Performance	71
10.3	Consents and Release	71
10.4	Additional Documents	72
10.5	No Proceedings	72
10.6	No Conflict	72
10.7	Governmental Authorizations	72
10.8	Employees	72
10.9	Standstill Agreement	73
10.10	Financing	73
10.11	Board Composition; Chief Executive Officer.	73
10.12	Name Change	73
10.13	Material Adverse Change	73
10.14	Registration Statement	73
10.15	Appointment of Audit Committee	73
11.	TERMINATION	74
11.1	Termination Events	74
11.2	Effect Of Termination	75
11.3	Fees, Expenses and Other Payments	75
12.	POST-CLOSING COVENANTS OF PARTIES	76
12.1	Reverse Stock Split	76
12.2	NASDAQ Listing	76

(iii)

12.3	Governance and Management	76
12.4	Change of Fiscal Year	76
13.	ADDITIONAL COVENANTS	76
13.1	Employees and Employee Benefits	76
13.2	Payment of Taxes	77
13.3	Reports and Returns	78
13.4	Assistance in Proceedings	78
13.5	Noncompetition, Nonsolicitation and Nondisparagement	78
13.6	Customer and Other Business Relationships	79
13.7	Retention of and Access to Records	79
13.8	Further Assurances	79
14.	INDEMNIFICATION; REMEDIES.	79
14.1	Survival	79
14.2	Indemnification and Reimbursement by Seller	80
14.3	Decision to Seek Indemnification	80
14.4	Limitations on Amount and Recovery	80
14.5	Time Limitations	80
14.6	Escrow	81
14.7	Third-Party Claims	81
14.8	Other Claims	82
14.9	Waiver of Contribution and Indemnification	82
15.	CONFIDENTIALITY	82
15.1	Definition of Confidential Information	82
15.2	Restricted Use Of Confidential Information	83
15.3	Exceptions	84
15.4	Legal Proceedings	84
15.5	Return or Destruction of Confidential Information	84
15.6	Attorney-Client Privilege	85
16.	GENERAL PROVISIONS	85
16.1	Expenses	85
16.2	Public Announcements	85
16.3	Notices	86
16.4	Arbitration	87
16.5	Enforcement of Agreement	88
16.6	Waiver; Remedies Cumulative	88
16.7	Entire Agreement and Modification	88
16.8	Assignments, Successors and No Third-Party Rights	88
16.9	Severability	89
16.10	Construction	89
16.11	Time of Essence	89
16.12	Governing Law	89
16.13	Execution of Agreement	89

(iv)

EXHIBITS

Exhibit 2.7(a)(i)	Bill of Sale
Exhibit 2.7(a)(ii)	Assignment and Assumption Agreement
Exhibit 2.7(a)(iii)	Assignment and Assumption of Lease and Release
Exhibit 2.7(a)(vi)(A) to (D)	Agreement Regarding Certain Employees
Exhibit 2.7(a)(vii)	Noncompetition Agreements
Exhibit 2.7(a)(viii)	Escrow Agreement
Exhibit 2.7(a)(xi)	Services Agreement
Exhibit 2.7(a)(xii)	Voting Agreement
Exhibit 9.3	Seller Consents
Exhibit 9.14	Affiliate Letters
Exhibit 9.15	Standstill Agreement
Exhibit 10.3	Buyer Consents
Exhibit 10.11	Duties and Responsibilities

(v)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated July 13, 2006, by and between Mitek Systems, Inc., a Delaware corporation (“Buyer”) and Parascript, LLC, a Wyoming limited liability company (“Seller”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1.  DEFINITIONS AND USAGE.

1.1  Definitions. For purposes of this Agreement, the following capitalized terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”--(a) all trade accounts receivable and other rights to payment from customers of such Person and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of such Person, (b) all other accounts or notes receivable of such Person and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal”--means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer to Seller) to enter into any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which Seller is a constituent entity; or (b) other than in the Ordinary Course of Business, any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of such Person.

“Affiliate Letters”--as defined in Section 9.14.

“AIS”--means Applied Intelligence Solutions LLC, a Colorado limited liability company.

“AIS Separation”--means the transfer of certain assets and liabilities from Seller to AIS that are not components of the Assets or Liabilities, the distribution of the interests of AIS to the Members and the establishment of all operational aspects of AIS, including employee benefits, payroll, insurance, assignment of contracts in the name of other entities but primarily performed by AIS and similar matters.

“Ancillary Agreements”--shall mean, without limitation, any or all of the Assignment and Assumption Agreement, the Buyer Agreements with Employees, the Noncompetition Agreement, the Escrow Agreement, Affiliate Letters and any other agreement mutually agreed upon in writing by Buyer and Seller.

“Appurtenances”--all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Asset Purchase”--the sale of the assets of Parascript, LLC to Buyer as contemplated by this Asset Purchase Agreement.

“Assets”--as defined in Section 2.1.

“Assignment and Assumption Agreement”--as defined in Section 2.7(a)(ii).

“Balance Sheet”--as defined in Section 3.4.

“Best Efforts”--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, an obligation to use Best Efforts under this Agreement (except as that term is used in Section 7.1 and Section 12.2 of this Agreement) does not require a Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or require the incurring of material expense or liability to obtain such result.

“Bill of Sale”--as defined in Section 2.7(a)(i).

“Breach”--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws”--as defined in Section 6.9.

“Business Day”--any day other than (a) Saturday or Sunday or (b) any other day on which banks in California or Colorado are permitted or required to be closed.

“Buyer”--as defined in the first paragraph of this Agreement.

“Buyer Cafeteria Plan”--as defined in Section 13.1(d).

“Buyer Common Stock”--the Buyer’s common stock, par value $0.01 per share.

“Buyer Copyrights”--as defined in Section 5.23(a)(iii)

“Buyer Data Room contains”--as defined in Section 5.28.

“Buyer Employee Plans”--as defined in Section 5.13(a).

“Buyer Agreements with Employees”--shall mean the employment agreements referred to in Section 2.7(a)(vi) and 2.7(b)(v).

“Buyer 401(k) Plan”--as defined in Section 13.1(c).

“Buyer Indemnified Persons”--as defined in Section 14.2.

“Buyer Interim Balance Sheet”--as defined in Section 5.4.

“Buyer Intellectual Property Assets”--as defined in Section 5.23.

“Buyer Marks”--as defined in Section 5.23(a)(i).

“Buyer Net Names”--as defined in Section 5.23(a)(vi).

“Buyer Patents”--as defined in Section 5.23(a)(ii).

“Buyer SEC Documents”--as defined in Section 5.26.

“Buyer Trade Secrets”--as defined in Section 5.23(a)(v).

“Closing”--as defined in Section 2.6.

“Closing Shares”--as defined in Section 2.3.

“Closing Date”--the date on which the Closing actually takes place.

“COBRA”--as defined in Section 3.15(f).

“Code”--the Internal Revenue Code of 1986, as amended.

“Competing Transaction”--shall mean any of the following (other than the transactions contemplated by this Agreement) involving Buyer, Seller, or any of their respective subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Buyer and its subsidiaries, taken as a whole, or Seller and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Buyer or 20% or more of the outstanding Units of Seller or the filing of a registration statement under the Securities Act in connection therewith; (iv) any Person (other than stockholders or Members as of the date of this Agreement) having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of Buyer or 20% or more of the outstanding Units of Seller; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Confidential Information”--as defined in Section 15.1.

“Consent”--any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”--all of the transactions contemplated by this Agreement, including, but not limited to, the Asset Purchase, the Name Change, the amendment to the certificate of incorporation increasing the number of authorized shares of Buyer, and the AIS Separation.

“Contract”--any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), that is legally binding.

“Damages”--as defined in Section 14.2.

“Disclosure Letter”--means the Initial Disclosure Letter as defined in Section 7.2 or the Supplemental Disclosure Letter as defined in Section 7.3 delivered by Seller to Buyer or by Buyer to Seller.

“Encumbrance”--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA”--the Employee Retirement Income Security Act of 1974.

“Escrow Agreement”--as defined in Section 2.7(a)(viii).

“Escrow Shares”--as defined in Section 2.3.

“Exchange Act”--the Securities Exchange Act of 1934.

“Expenses”--shall mean those fees and expenses actually incurred by a party in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of outside counsel, investment bankers, accountants, experts, consultants and other representatives.

“Facilities”--any real property, leasehold or other interest in real property currently operated by such Person, including the Tangible Personal Property used or operated by such Person.

“GAAP”--generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis in accordance with past practice.

“Governing Documents”--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”--any:

(a)  nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)  federal, state, local, municipal, foreign or other government;

(c)  governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or

(d)  multinational organization or body;

(e)  body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police regulatory or taxing authority or power, or

(f)  official of any of the foregoing.

“Ground Lease”--any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Ground Lease Property”--any land, improvements and Appurtenances subject to a Ground Lease in favor of such Person.

“Improvements”--all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

“Indemnified Person”--as defined in Section 14.7.

“Indemnifying Person”--as defined in Section 14.7.

“IRS”--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”--an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter, or that individual would reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement. For purposes of this Agreement, Knowledge of Seller, Seller’s Knowledge or Seller has no Knowledge shall mean solely the Knowledge of Jeff Gilb and Alan Williamson, and the Knowledge of Buyer, Buyer’s Knowledge or Buyer has no Knowledge shall mean solely the Knowledge of James DeBello and Tesfaye Hailemichael.

“Land”--all parcels and tracts of land in which such Person has an ownership interest.

“Lease”--any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which such Person is a party and any other Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”--any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty, including, without limitation, any environmental law.

“Liability”--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, provided, however, in the case of Seller, “Liabilities” shall not include those liabilities listed on Schedule 2.4 hereto.

“Loan Agreement” --means the Amended and Restated Loan and Security Agreement between PLLC and Silicon Valley Bank, effective July 25, 2004.

“Manager”--means Parascript Management Inc., the managing Member of Seller.

“Material”--means a single event, violation, inaccuracy, circumstance, undertaking, occurrence or other matter which will result in Damages of at least Ten Thousand Dollars ($10,000) to Seller or Buyer.

“Material Adverse Effect”—A single event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Seller Material Adverse Effect” on Seller if such single event, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), capitalization, Assets, liabilities, operations or results of operations of Seller. A single event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Buyer Material Adverse Effect” on Buyer if such single event, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or results of operations of Buyer. Notwithstanding the foregoing, no event, violation, inaccuracy, circumstance or other matter which arises out of general economic or industry conditions shall be considered in determining whether a Material Adverse Effect has occurred. For the purposes of this definition, a single event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on such business, condition, capitalization, assets, liabilities, operations or results of operations of a Seller or Buyer if such single event, violation, inaccuracy, circumstance or other matter results in Damages of at least Ten Thousand Dollars ($10,000) to such Seller or Buyer, as applicable.

“Material Buyer Consent”--means any approval, consent, ratification, waiver or other authorization required by a Material Buyer Contract.

“Material Buyer Contract”--as defined in Section 5.19(a).

“Material Seller Consent”--means any approval, consent, ratification, waiver or other authorization required by a Material Seller Contract.

“Material Seller Contract”--as defined in Section 3.19(a).

“Member” or “Members”--means a Person or the Persons defined as “Members” in Seller’s Fourth Amended and Restated Operating Agreement, dated as of January 1, 2005 as may be amended or supplemented from time to time, including to add additional Persons as Members of Seller.

“Name Change”--the change of the legal name of Buyer to Parascript, Inc. (the “Mitek Name Change”) and the name of Seller to a name reasonably approved by Buyer and Seller (the “Parascript Name Change”).

“Order”--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”--an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person, including, in the case of Seller, distributions of cash to its Members.

“Part”--a part or section of the Disclosure Letter.

“Person”--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Plan Year”--as defined in Section 13.1(d).

“Proceeding”--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proxy Statement”--as defined in Section 7.1.

“Purchase Price”--as defined in Section 2.3.

“Real Property”--the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Real Property Lease”--any Ground Lease or Space Lease.

“Record”--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”--

With respect to a particular individual:

(g)  each other member of such individual’s Family (as defined below);

(h)  any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(i)  any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and

(j)  any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(k)  any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(l)  any Person that holds a Material Interest in such specified Person;

(m)  each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(n)  any Person in which such specified Person holds a Material Interest; and

(o)  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a)“control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other individual who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural Person who resides with such individual; and (c)“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Registration Statement”--as defined in Section 7.1.

“Representative”--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Sarbanes-Oxley Act”--as defined in Section 5.26.

“SEC”--the United States Securities and Exchange Commission.

“Securities Act”--as defined in Section 3.3.

“Seller”--as defined in the first paragraph of this Agreement.

“Seller Cafeteria Plan”--as defined in Section 13.1(d).

“Seller Consent”--as defined in Section 9.3.

“Seller Contract”--any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the Assets is bound.

“Seller Copyrights”--as defined in Section 3.23(a)(iii).

“Seller Data Room contains”--as defined in Section 3.26.

“Seller Employee Plans”--as defined in Section 3.15(a).

“Seller 401(k) Plan”--as defined in Section 13.1(c).

“Seller Interim Balance Sheet”--as defined in Section 3.4.

“Seller Intellectual Property Assets”--as defined in Section 3.23.

“Seller Marks”--as defined in Section 3.23(a)(i).

“Seller Net Names”--as defined in Section 3.23(a)(vi).

“Seller Patents”--as defined in Section 3.23(a)(ii).

“Seller Trade Secrets”--as defined in Section 3.23(a)(v).

“Software”--all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Space Lease”--any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

“Subsidiary”--with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property”--all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”--any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”--a Person that is not a party to this Agreement.

“Third-Party Claim”--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Unit” --a unit of ownership in Seller.

“Valuation” --as defined in Section 2.5.

“WARN Act”--as defined in Section 3.21(d).

1.2  Usage.

(a)  Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)  the singular number includes the plural number and vice versa;

(ii)  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)  reference to any gender includes each other gender;

(iv)  reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)  reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)  “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)  “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)  “or” is used in the inclusive sense of “and/or”;

(ix)  with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)  references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)  Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)  Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.  SALE AND TRANSFER OF ASSETS; CLOSING.

2.1  Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, subject to any and all Liabilities and Encumbrances, all of Seller’s right, title and interest in and to all of such Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, but excluding the Excluded Assets (the “Assets”).

2.2  Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the assets to be sold hereunder and shall remain the property of Seller after the Closing:

(a)  all organizational documents, records of meetings of the board of directors, managing members, and management of Seller, ownership records, bank accounts (exclusive of any cash therein), and registrations of Seller;

(b)  all personnel Records and other Records that Seller is required by law to retain in its possession;

(c)  all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement and any other agreement or document contemplated herein;

(d)  all of the interests in AIS owned by such Seller; and

(e)  the other property and assets expressly designated in Part 2.2(e).

Notwithstanding the foregoing, following the Closing Seller shall provide access to the retained items listed above for such period as Buyer determines necessary or reasonable in connection with ongoing business operations of Buyer.

2.3  Consideration. The consideration for the Assets (the “Purchase Price”) will be (a) the assumption of all of Seller’s Liabilities related to the acquired business other than those listed on Schedule 2.4, (b) Eighty Million Dollars ($80,000,000) in cash by wire transfer to the Seller; (c) a number of shares of Buyer Common Stock equal to 51,988,765 minus the Escrow Shares to the Seller, which such shares shall be titled as may be instructed by Seller to Buyer at least three (3) business days before the Closing (the “Closing Shares”), and (d) Four Million Dollars ($4,000,000) payable in the form of Buyer Common Stock delivered directly to the escrow agent pursuant to the Escrow Agreement (the “Escrow Shares”). The number of Escrow Shares shall be determined by dividing (i) Four Million Dollars ($4,000,000) by (ii) the average for the ten (10) Business Days prior to the Closing between the daily closing bid or ask price as reported on the OTC Bulletin Board or the final closing price on any other exchange upon which the Escrow Shares are listed. The Escrow Shares shall be titled in the name of the escrow agent under the Escrow Agreement, but treated as owned by the Seller for purposes of voting and receipt of dividends, and as owned by Buyer for tax purposes, all subject to the terms of the Escrow Agreement.

2.4  Liabilities. At the Closing, Buyer shall assume and agree to discharge, when due and payable, all Liabilities of Seller, other than the liabilities listed on Part 2.4 hereto.

2.5  Allocation. The Closing Shares shall be valued by a nationally recognized valuation firm mutually agreed to by the parties (the “Valuation”).  Subject to Section 16.1, any fees or costs of the Valuation shall be shared equally by Buyer and Seller.  The parties shall use the Valuation as the fair market value of the Closing Shares for all Tax purposes and in all filings, declarations and reports with the IRS and any other taxing authority in respect thereof, including the reports required to be filed under Section 1060 of the Code.  For purposes of reports to be filed under Section 1060 of the Code, all assets of Seller which are transferred to Buyer under this Agreement, other than goodwill, shall be treated as having a fair market value equal to their book value as of the Closing Date for financial accounting purposes.  Buyer and Seller shall agree on such allocations and prepare and file their respective IRS Form 8594 in accordance with the foregoing sentence.  In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such Valuation and allocation is not a correct Valuation and allocation.

2.6  Closing. The purchase and sale provided for in this Agreement will take place at the offices of Duane Morris LLP at 101 West Broadway, Suite 900, San Diego, CA 92101, commencing at 10:00 a.m. (local time) on the date that is two (2) Business Days following the waiver or satisfaction of each of the Closing obligations set forth in Section 9 and 10 (the “Closing”), unless Buyer and Seller otherwise agree. Subject to the provisions of Article 10.14, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 10.14.

2.7  Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)  Seller shall deliver to Buyer:

(i)  a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii)  an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of all of Seller’s Liabilities and Encumbrances on the Assets (the “Assignment and Assumption Agreement”) executed by Seller;

(iii)  for each interest in Real Property identified on Part 3.7, an Assignment and Assumption of Lease and Release in the form of Exhibit 2.7(a)(iii) or such other appropriate document or instrument of transfer and release, as the case may require, each in form and substance reasonably satisfactory to Buyer, Seller and their counsel, and executed by Seller;

(iv)  assignments of all Intellectual Property Assets and separate assignments of all registered Seller Marks, Seller Patents and Seller Copyrights in a form reasonably acceptable to Buyer and Seller, executed by Seller;

(v)  such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer or Seller, each in form and substance reasonably satisfactory to Buyer, such Seller and their legal counsel and executed by such Seller;

(vi)  the agreement attached hereto as Exhibit 2.7(a)(vi)(A) and B, executed on the date hereof but effective only as of the Closing Date, by Jeff Gilb and Alexander Filatov, respectively, and Buyer;

(vii)  noncompetition agreements in the form of Exhibit 2.7(a)(vii), executed by the Persons identified on Exhibit 2.7(a)(vii) (the “Noncompetition Agreements”);

(viii)  an escrow agreement substantially in the form of Exhibit 2.7(a)(viii), executed by Seller and the escrow agent (the “Escrow Agreement”);

(ix)  a certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.1 and as to its compliance with and performance in all material respects of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 9.2;

(x)  a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing and attaching all requisite resolutions or actions of Seller’s Members or shareholders approving (A) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (B) the Parascript Name Change and (C) the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and (D) accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such Parascript Name Change in form sufficient for filing with the appropriate Governmental Body;

(xi)  a Services Agreement between AIS and Buyer substantially in the form attached hereto as Exhibit 2.7(a)(xi) (the “Services Agreement”) whereby Buyer will provide certain business support services to AIS; and

(xii)  a Voting Agreement executed by the Katz Family Limited Partnership, the Pearlman Family Limited Partnership and the Pachikov Limited Partnership and effective as of the date hereof in the form of attached hereto as Exhibit 2.7(a)(xii) (the “Voting Agreement”).

(b)  Buyer shall deliver:

(i)  Eighty Million Dollars ($80,000,000) in cash by wire transfer to an account or accounts specified by Seller in a writing delivered to Buyer at least three (3) Business Days prior to the Closing Date;

(ii)  the Closing Shares to an account or accounts as instructed by Seller in a writing delivered by Buyer at least three (3) business days prior to the Closing Date;

(iii)  the Escrow Agreement executed by Buyer and the escrow agent, together with the delivery of the Escrow Shares to the escrow agent and established pursuant to the Escrow Agreement thereunder (the “Escrow Account”);

(iv)  to Seller the Assignment and Assumption Agreement executed by Buyer;

(v)  the employment agreements attached hereto as Exhibit 2.7(a)(vi)(B) and (C) executed on the date hereof but effective only as of the Closing Date by James DeBello and Tesfaye Hailemichael, respectively, and by Buyer;

(vi)  to Seller a certificate executed by Buyer as to the accuracy of Buyer’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 10.1 and as to its compliance with and performance of Buyer’s covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 10.2;

(vii)  to Seller a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, and attaching all requisite resolutions or actions of Buyer’s board of directors and stockholders, as applicable, approving (A) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (B) the Mitek Name Change, (C) the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions and (D) accompanied by the requisite documents for amending the relevant Governing Documents of Buyer required to effect the Name Change in form sufficient for filing with the appropriate Governmental Body; and

(viii)  the Services Agreement signed by Buyer.

2.8  Consents. If there are any Consents to be obtained by Seller on any Seller Contracts or otherwise with respect to the assignment of any Assets to Seller, including those Assets located in Russia, that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Contracts”), Buyer may waive the closing condition as to any such Seller Consent and either:

(i)  elect to have Seller continue its efforts to obtain such Consent; or

(ii)  elect to have Seller retain that Restricted Contract and all Liabilities arising therefrom or relating thereto.

If Buyer elects to have Seller continue its efforts to obtain Consent and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain such Seller Consent relating to each Restricted Contract as quickly as practicable. Pending the obtaining of such Seller Consents relating to any Restricted Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to (i) provide to Buyer the benefits of use of the Restricted Contracts for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder) and (ii) have all Liabilities related to the benefits of use of the Restricted Contracts paid or otherwise satisfied by Buyer, whether directly or on behalf of Seller. Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract to Buyer, and Buyer shall assume the obligations under such Restricted Contract assigned to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

3.  REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to disclosures and information contained in the Seller Disclosure Letter, each Seller represents and warrants to Buyer as follows:

3.1  Organization and Good Standing.

(a)  The Seller Data Room contains a list of Seller’s jurisdiction of organization and any other jurisdictions in which it is qualified to do business as a foreign limited liability company. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Wyoming, with full limited liability company or corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to so qualify would not have a Seller Material Adverse Effect.

(b)  The Seller Data Room contains copies of the Governing Documents of Seller, as currently in effect. Except as disclosed in Part 3.1(b), Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

3.2  Enforceability; Authority; No Conflict.

(a)  This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Escrow Agreement, and each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents and to perform its obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s Members and Manager.

(b)  Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)  Breach any provision of any of the Governing Documents of Seller or any resolution adopted by the Manager or the Members of Seller;

(ii)  Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, other than as related to the HSR Act, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which each Seller, or any of the Assets, may be subject, except where such Breach or challenge would not have a Seller Material Adverse Effect;

(iii)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Seller Material Adverse Effect;

(iv)  Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Seller Contract;

(v)  result in the imposition or creation of any material Encumbrance upon or with respect to any of the Assets; or

(c)  Except as set forth in Part 3.2(c), Seller is not required to give any notice to or obtain any Material Seller Consent in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3  Capitalization. The authorized equity securities of Seller consist of 14,000,000 Units, consisting of 4,000,000 Common Units and 10,000,000 Preferred Units, of which 205,000 Common Units, 9,804,653 Preferred Units, and 42,071 options to buy Preferred Units (the “Seller Options”) are issued and outstanding on the date hereof. Other than for the Seller Options, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of such Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

3.4  Financial Statements. The Seller Data Room contains copies of: (a) audited balance sheets of Seller as of December 31 in each of the fiscal years 2003 and 2004, and the related audited statements of income, changes in Members’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the report thereon of Mayer Hoffman McCann PC, independent certified public accountants; and (b) an unaudited balance sheet of Seller as of March 31, 2006, (the “Seller Interim Balance Sheet”) and the related unaudited statements of income, changes in Members’ equity, and cash flows for the three (3) months then ended (collectively, the “Seller Financial Statements”) and will contain, as soon as practicable after completion thereof, an audited balance sheet of Seller as of December 31, 2005 (including the notes thereto, the “Seller Balance Sheet”), and the related audited statements of income, Members’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Anton Collins Mitchell LLP, independent certified public accountants. The Seller Financial Statements fairly present in all material respects (and the financial statements delivered pursuant to Section 6.8 will fairly present in all material respects) the financial condition and the results of operations, changes in Members’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such Seller Financial Statements, all in accordance with GAAP in all material respects. The Seller Financial Statements reflect and the financial statements delivered pursuant to Section 6.8 will reflect, the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The Seller Financial Statements have been prepared from and are in accordance with the accounting Records of Seller. The Seller Data Room contains copies of all letters from Seller’s auditors to Seller’s Manager during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

3.5  Books and Records. The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books or equivalent records of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all properly called meetings of, or actions taken by, the Members, the Manager and committees of the Seller, and no properly called meeting of any such Members, Manager or committee has been held for which minutes or equivalent records have not been prepared or are not contained in such minute books or equivalent records.

3.6  Sufficiency of Assets. Except as set forth in Part 3.6, the Assets (a) constitute all of the material assets, tangible and intangible, of any nature whatsoever, that are, to Seller’s belief, necessary to operate Seller’s business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.

3.7  Description of Leased Real Property. Part 3.7 contains the correct street address of all real property leased by Seller and an accurate description by location of the name of lessor, the date of lease, a brief description of any rights to renew or extend the term and the term expiration date of all such real property leases, including any amendments thereof or options to renew thereon.

3.8  Title to Assets; Encumbrances. Seller owns good and transferable title to all of the Assets subject to all Liabilities and Encumbrances thereon, except where failure to own such title would not have a material adverse effect on Seller.

3.9  Condition of Assets.

(a)  Seller owns no Real Property. Use of the Real Property leased by Seller for the various purposes for which it is presently being used by Seller is permitted by the terms of the lease agreement related and, to Seller’s Knowledge, all Legal Requirements pertaining thereto.

(b)  The Tangible Personal Property owned by Seller taken as a whole is in good repair and good operating condition, ordinary wear and tear excepted and, to the Knowledge of Seller, is suitable for immediate use by the Buyer in its Ordinary Course of Business. To the Knowledge of Seller, no item of material Tangible Personal Property owned by Seller is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business of Seller.

3.10  Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet or the Seller Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in Seller’s Ordinary Course of Business. Except as set forth on Part 3.10 and to the extent paid prior to the Closing Date, such Accounts Receivable of Seller are or will be as of the Closing Date current net of the respective reserves shown on the Seller Balance Sheet or the Seller Interim Balance Sheet (which reserves are calculated consistent with past practice). There is no contest, claim, defense or right of setoff, under any Contract of Seller with any account debtor of an Account Receivable of Seller relating to the amount or validity of such Account Receivable. The Seller Data Room contains a listing and aging of all Accounts Receivable as of the date of the Seller Interim Balance Sheet.

3.11  Inventories. Other than immaterial quantities of Seller’s products held for sale in CD-ROM form, Seller has no inventories as that term is used in GAAP.

3.12  No Undisclosed Liabilities. Except as set forth in Part 3.12, to the Knowledge of Seller, Seller has no Liabilities except for Liabilities reflected or reserved against in the Seller Balance Sheet or the Seller Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Seller since the date of the Seller Interim Balance Sheet.

3.13  Taxes.

(a)  Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed by Seller pursuant to applicable Legal Requirements, except where the failure to so file would not have a Seller Material Adverse Effect. Except as set forth in Part 3.13(a), all Tax Returns and reports filed by Seller are true, correct and complete in all material respects. Seller has paid, or made provision for the payment of, all material Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are being contested in good faith. Except as provided in Part 3.13(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance except as provided in Part 3.13(a).

(b)  Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The Seller Data Room contains copies and a list of all of Seller’s Tax Returns filed since January 1, 2003. The federal and state income or franchise Tax Returns of Seller have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through January 1, 2003. The Seller Data Room contains a list of all Tax Returns of Seller that have been audited after January 1, 2003 or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 3.13(b). The Seller Data Room contains copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Part 3.13(b), to the Knowledge of Seller, no Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller claimed or raised by any Governmental Body in writing. Seller has not extended the applicable statute of limitations on any Tax Return. Except as described in Part 3.13(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c)  Specific Potential Tax Liabilities and Tax Situations.

(i)  Withholding. Except as provided in Part 3.13(c)(i), to such Seller’s Knowledge, all Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person except where the failure to do so would not have a material adverse effect on Seller.

(ii)  Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.

(iii)  Substantial Understatement Penalty. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662, except where the failure to do so would not have a Seller Material Adverse Effect.

3.14  No Material Adverse Change. To the Knowledge of Seller, since the date of the Seller Balance Sheet, there has not been any material adverse change in the business, operations, Assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists within the control of Seller that would result in such a material adverse change.

3.15  Employee Benefits. For the purposes of this Section 3.15 a reference to Seller will also include Manager, as appropriate.

(a)  The Seller Data Room contains a list of all of Seller’s “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, subject to ERISA or not, defined under Section 3(3) of ERISA or not, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation, entity or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or that the Seller or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future (other than Seller Employee Plans implemented or established pursuant to this Agreement) or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Seller Employee Plans”). Such list identifies as such any Seller Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Such list also sets forth a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

(b)  Except as disclosed in Part 3.15(b), neither the Seller nor its ERISA Affiliates are or have ever maintained or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a Benefit Plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, a Benefit Plan that owns employer stock or a Benefit Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(c)  The Seller Data Room contains copies of (i) the documents comprising each Seller Employee Plan (or, with respect to any Seller Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Seller Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor or any other Governmental Body that pertain to each Seller Employee Plan and any open requests therefor; (iv) the most recent financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Seller Employee Plans during the current year and each of the three preceding years; (v) all contracts with third-party administrators, investment managers, consultants and other independent contractors that relate to any Seller Employee Plan, and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Seller Employee Plans.

(d)  Except as disclosed in Part 3.15(d), full payment has been made of all amounts that are required under the terms of each Seller Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Seller Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Seller Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(e)  Neither Seller nor any ERISA Affiliate has any liability and no facts or circumstances exist that would give rise to any liability (either directly or as a result of indemnification), and the Contemplated Transactions will not result in any liability, (i) for any excise tax imposed by Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (ii) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, (iii) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA, the Code or any other applicable law. No Seller Employee Plan has been completely or partially terminated.

(f)  Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and any similar state law, which provisions are hereinafter referred to collectively as “COBRA” and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(g)  Except as provided in Part 3.15(g), the form of all Seller Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in material compliance with such laws and the written Seller Employee Plan documents. Neither Seller nor any fiduciary of any Seller Employee Plan has committed a material violation of the requirements of Section 404 of ERISA. Each Seller Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and any other applicable laws, including, but not limited to, rules and regulations promulgated by the Department of Labor, the PBGC and the Department of Treasury. All required reports and descriptions of the Seller Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Seller Employee Plans have been appropriately given. No Seller Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the U.S. Department of Labor or any other Governmental Body, and no matters are pending with respect to a Seller Employee Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program, or other similar programs.

(h)  Each Seller Employee Plan that is intended to be qualified under Section 401(a) of the Code is either a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such Seller Employee Plan under Section 401(a) of the Code to the extent provided in Revenue Procedure 2005-16 or has received a favorable determination letter from the IRS, and, to the Knowledge of Seller, no circumstances exist that will result in a Seller Material Adverse Effect as a result of such reliance or would result in revocation of any such favorable determination letter. Each trust created under any Seller Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or would result in a revocation of such exemption. With respect to each Seller Employee Plan, to the Knowledge of Seller, no event has occurred or condition exists that will or would give rise to a loss of any intended material tax consequence or to any material Tax under Section 511 of the Code.

(i)  Any Seller Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code): (A) has been operated since January 1, 2005 in good faith compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1, and the proposed regulations under Section 409A of the Code; (B) has not been materially modified (as determined under the proposed regulations) after October 3, 2004, if it was in effect prior to January 1, 2005; (C) has not participated in a transaction that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code; and (D) does not have a stock option, equity unit option, or stock appreciation right granted under the Seller Employee Plan with an exercise price or measurement floor that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or stock appreciation right was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or stock appreciation right.

(j)  There is no material pending or, to Seller’s Knowledge, threatened, Proceeding (other than routine claims for benefits in Seller’s Ordinary Course of Business) relating to any Seller Employee Plan, nor is there any basis for any such Proceeding.

(k)  Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Part 3.15(k).

(l)  Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not (i) entitle any current or former employee of the Seller to severance pay, unemployment compensation or any other payment, benefit or award or (ii) accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code. No contribution, premium payment or other payment has been or will be made in support of any Seller Employee Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made or will be made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise).

(m)  Except for the continuation coverage requirements of COBRA or death benefits under the Seller Employee Plans, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Seller Employee Plans that are Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA).

(n)  Except as necessary to implement the Contemplated Transaction, including the AIS Separation, none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Seller Employee Plans. No written representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

3.16  Compliance with Legal Requirements; Governmental Authorizations  Except as set forth in Part 3.16(a):

(i)  Seller is, and at all times since January 1, 2003, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where non-compliance would reasonably be expected not to have a Seller Material Adverse Effect on the Assets taken as a whole;

(ii)  To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any material obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)  Seller has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)  The Seller Data Room contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to such Seller’s business or the Assets. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Part 3.16(b):

(i)  Seller is, and at all times since January 1, 2003, has been, in material compliance with all of the terms and requirements of each such Governmental Authorization, except where non-compliance would not have a Seller Material Adverse Effect;

(ii)  to the Knowledge of Seller, no event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to materially comply with any term or requirement of any such Governmental Authorization, except where such violation or non-compliance would not have a Seller Material Adverse Effect or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Governmental Authorization, except where such revocation, withdrawal, suspension, cancellation, termination or modification would not have a Seller Material Adverse Effect;

(iii)  Seller has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

(iv)  to the Knowledge of Seller, all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where failure to so file would not have a Seller Material Adverse Effect; and

(v)  Such Governmental Authorizations collectively constitute, in all material respects, the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such Assets.

3.17  Legal Proceedings; Orders Except as set forth in Part 3.17(a), there is no pending or, to the Knowledge of Seller, threatened Proceeding:

(i)  by or against Seller that may have a Seller Material Adverse Effect; or

(ii)  that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a reasonable basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to any Proceeding listed in Part 3.17(a). There are no Proceedings listed or required to be listed in Part 3.17(a) that would have a Material Adverse Effect on the business, operations, or condition of Seller or upon the Assets.

(b)  Except as set forth in Part 3.17(b):

(i)  there is no Order to which Seller, its business or any of the Assets is subject; and

(ii)  to the Knowledge of Seller, no officer, Member, Manager, or employee of Seller is subject to any Order that prohibits such officer, Member, Manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

(c)  Except as set forth in Part 3.17(c):

(i)  Seller is, and, at all times since January 1, 2003, has been in material compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)  to the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject which would result in a Seller Material Adverse Effect; and

(iii)  Seller has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

3.18  Absence of Certain Changes and Events. Except as set forth in Part 3.18 and except for the actions taken related to the Contemplated Transactions, since the date of the Seller Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)  change in Seller’s authorized capital;

(b)  amendment to the Governing Documents of Seller;

(c)  payment (except in its Ordinary Course of Business, including monthly cash advances to certain Members) or increase by Seller of any bonuses, salaries or other compensation to any Member, Manager, officer or employee or entry into any employment, severance or similar Contract with any Member, Manager, officer or employee;

(d)  adoption of, amendment to or increase in the payments to or benefits under, any Seller Employee Plan;

(e)  damage to or destruction or loss of any material Asset, whether or not covered by insurance;

(f)  entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving total remaining payments by Seller of at least One Hundred Thousand Dollars ($100,000);

(g)  sale (other than sales in its Ordinary Course of Business), or other disposition of any Asset or property of Seller (including the Seller Intellectual Property Assets) or the creation of any Encumbrance on any Asset other than sales of Assets or property of Seller which would not have a Seller Material Adverse Effect;

(h)  resolution, termination or waiver of any claims or rights with a value to Seller in excess of One Hundred Thousand Dollars ($100,000);

(i)  indication in writing by any customer of an intention to discontinue or change the terms of its relationship with Seller, which discontinuation or change would have a Seller Material Adverse Effect;

(j)  material change in the accounting methods used by Seller; or

(k)  to Seller’s Knowledge, Contract by Seller to do any of the foregoing.

3.19  Contracts; No Defaults Part 3.19(a) contains an accurate and complete list, and the Seller Data Room contains, accurate and complete copies, of the following Contracts which are referred to herein as “Material Seller Contracts”:

(i)  each Seller Contract that involves a remaining obligation of performance of services or delivery of goods or materials by Seller of an amount or value certain to be in excess of One Hundred Thousand Dollars ($100,000) per year;

(ii)  each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(iii)  each Seller Contract that was not entered into in its Ordinary Course of Business and that involves expenditures or receipts of Seller certain to be in excess of One Hundred Thousand Dollars ($100,000);

(iv)  each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One Hundred Thousand Dollars ($100,000) and with a term of less than one year);

(v)  each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)  each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(vii)  each Seller Contract containing covenants that in any way purports to restrict such Seller’s business activity or limits the freedom of Seller to engage in any line of business or to compete with any Person;

(viii)  each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)  each power of attorney of Seller that is currently effective and outstanding;

(x)  each Seller Contract entered into other than in its Ordinary Course of Business that contains or provides for an express undertaking by such Seller to be responsible for consequential damages;

(xi)  each Seller Contract for capital expenditures in excess of One Hundred Thousand Dollars ($100,000);

(xii)  each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in its Ordinary Course of Business; and

(xiii)  each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 3.19(a) sets forth the parties to each Material Seller Contract, the effective date of each Material Seller Contract, the term of each Material Seller Contract, the goods or services to which each Material Seller Contract relates and the amount of the remaining commitment of Seller under each Material Seller Contract.

(b)  Except as set forth in Part 3.19(b), no Member has or may acquire any rights under, and no Member has or may become subject to any obligation or liability under, any Material Seller Contract that relates to the business of Seller or any of the Assets.

(c)  Except as set forth in Part 3.19(c):

(i)  each Material Seller Contract identified or required to be identified in Part 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement has not been orally modified (other than as described in Part 3.19(c)) and is in full force and effect and is valid and enforceable in accordance with its terms except, as to any party other than such Seller, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(ii)  each such Material Seller Contract identified or required to be identified in Part 3.19(a) and which is being assigned to or assumed by Buyer is assignable by the Seller to Buyer without the consent of any other Person.

(d)  Except as set forth in Part 3.19(d):

(i)  Seller is, and at all times since January 1, 2003, has been, in compliance with all material terms and requirements of each Material Seller Contract;

(ii)  to the Knowledge of Seller, each other Person that has any obligation or liability under any Material Seller Contract which is being assigned to Buyer is, and at all times since January 1, 2003, has been, in full compliance with all material terms and requirements of such Material Seller Contract;

(iii)  to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or any other Persons the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Seller Contract that is being assigned to or assumed by Buyer, except where the occurrence of such event or existence of such circumstance would not have a Seller Material Adverse Effect;

(iv)  to the Knowledge of Seller, no event has occurred or circumstance exists under or by virtue of any Material Seller Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets which would have a Seller Material Adverse Effect; and

(v)  Seller has not given to or received from any other Person, at any time since January 1, 2003, any written notice or other written communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Material Seller Contract which is being assigned to or assumed by Buyer.

(e)  There are no renegotiations of, written requests to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under any Seller Material Contracts.

(f)  Each Seller Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.20  Insurance The Seller Data Room contains:

(i)  copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2003 a list of which is included in Part 3.20(a); and

(ii)  copies of all pending applications by Seller for policies of insurance.

(b)  Part 3.20(b) describes:

(i)  any self-insurance arrangement by or affecting Seller, including any reserves established thereunder and description of loss experience for all claims that were self insured, including the number and aggregate cost of such claims;

(ii)  any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and

(iii)  all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)  Part 3.20(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years a summary of the loss experience for an amount in excess of Five Hundred Thousand Dollars ($500,000) under each policy of insurance. Such summary includes the name of claimant, description of the policy by insurer, type of insurance, and period of coverage and amount and brief description of the claim.

(d)  Except as set forth in Part 3.20(d):

(i)  to the Knowledge of Seller, all policies of insurance to which Seller is a party or that provide coverage to Seller are valid, outstanding and enforceable and are sufficient for compliance with all Legal Requirements;

(ii)  Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any written notice of cancellation or any other written indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)  Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party; and

(iv)  to the Knowledge of Seller, Seller has given notice to the insurer of all claims that may be insured thereby.

3.21  Employees. For the purposes of this Section 3.21 a reference to Seller will also include Manager, as appropriate.

(a)  The Seller Data Room contains a list of the following information for Seller’s ten (10) most highly compensated employees, including executive officers and all persons nominated or chosen to become such:

(i)  positions and offices currently held;

(ii)  a brief description of each executive officer’s business experience during the past five years;

(iii)  any family relationships among executive officers and directors;

(iv)  any legal proceedings (including any bankruptcy petition filed by or against any business of which an executive officer was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time) material to an evaluation of such executive officer’s ability or integrity;

(v)  annual compensation which shall include total annual salary and bonus for the last completed fiscal year;

(vi)  perquisites and other personal benefits, securities or property;

(vii)  above-market or preferential earnings on restricted stock, options, SARS or deferred compensation paid during the fiscal year or payable during that period but deferred at the election of the named employee; and

(viii)  any amounts reimbursed during the fiscal year for the payment of taxes.

(b)  Part 3.21(a) contains a list of all retired employees of such Seller receiving any retirement benefits from plans or arrangements maintained by such Seller and the amounts thereof.

(c)  Part 3.21(b) states the number of employees terminated by such Seller since January 1, 2003, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned, if applicable.

(d)  Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Seller has terminated no employees.

(e)  Except for an Employee Confidentiality, Assignment and Noncompetition Agreement, to the Knowledge of Seller, no officer, Manager, Member, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such Person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that materially adversely affects the ability of Seller to conduct the business carried on by Seller as of the date hereof.

3.22  Labor Disputes; Compliance. For the purposes of this Section 3.22 a reference to Seller will also include Manager, as appropriate.

(a)  Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements except where the failure to comply would not have a Material Adverse Effect on the Seller.

(b)  Except as disclosed in Part 3.22(b), (i) Seller has not been, and are not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2003, there has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that would provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of Seller, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to the Knowledge of Seller, there is no organizational activity or other labor dispute against or affecting Seller; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that would have a Material Adverse Effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) there has been no charge of discrimination filed against or, to Seller’s Knowledge, threatened against such Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.23  Seller Intellectual Property Assets The term “Seller Intellectual Property Assets” means all Assets that are intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a material proprietary interest, including:

(i)  Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications owned by Seller (collectively, “Seller Marks”);

(ii)  all patents, patent applications and inventions and discoveries that may be patentable and owned by Seller (collectively, “Seller Patents”);

(iii)  all registered and unregistered copyrights in both published works and unpublished works owned by Seller (collectively, “Seller Copyrights”);

(iv)  all rights in mask works owned by each Seller;

(v)  all know-how, trade secrets, confidential or proprietary information, customer lists, source code to Software, technical information, data, process technology, plans, drawings and blue prints owned by Seller (collectively, “Seller Trade Secrets”); and

(vi)  all rights in internet web sites and internet domain names presently owned by Seller (collectively “Seller Net Names”).

(b)  Part 3.23(b) contains a complete and accurate list and summary description, including royalties paid or received by Seller and the Seller Data Room contains accurate and complete copies of all Seller Contracts (other than Material Seller Contracts referred to in Section 3.19 hereof or listed in Part 3.19) relating to the Seller Intellectual Property Assets, except for any license implied by the sale of a product, Seller Contracts related to the distribution, resale or similar arrangement of Seller Intellectual Property Assets in the Ordinary Course of Business, and licenses for commonly available Software programs under which Seller is the licensee. There are no outstanding and, to the Knowledge of Seller, no threatened disputes or disagreements with respect to any such Seller Contract.

(c)  Except as set forth in Part 3.23(c),

(i)  the Seller Intellectual Property Assets are all those used in the operation of Seller’s business as it is currently conducted and as it is contemplated to be conducted in the future. Such Seller is the owner or licensee of all right, title and interest in and to each of the Seller Intellectual Property Assets, and has the right to use all of the Seller Intellectual Property Assets subject to any Seller Contracts with Third Parties related to such Seller Intellectual Property Assets which are listed in Part 3.23(c).

(ii)  all former and current employees of Seller have executed written Contracts with Seller that assign to such Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller.

(iii)  all Seller Contracts related to Seller Intellectual Property Assets with any Related Person of Seller are upon commercially reasonable terms.

(d)  Part 3.23(d) contains a complete and accurate list of all Seller Patents. With respect to subsections (i), (ii) and (iii) below, except where the failure to do so or failure thereof would not have a Seller Material Adverse Effect:

(i)  All of the issued Seller Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii)  No Seller Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Knowledge of Seller, there is no interfering patent or patent application of any Third Party.

(iii)  Except as set forth in Part 3.23(d), to the Knowledge of Seller (A) no Seller Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e)  Part 3.23(e) contains a complete and accurate list of all Seller Marks. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Seller Material Adverse Effect:

(i)  All Seller Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii)  No Seller Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and no such action is, to Seller’s Knowledge, threatened with respect to any of the Seller Marks.

(iii)  There is, to Seller’s Knowledge, no potentially interfering trademark or trademark application of any other Person related to any Seller Marks.

(iv)  To Seller’s Knowledge, no Seller Mark is infringed or has been challenged or threatened in any way. None of the Seller Marks infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(f)  Part 3.23(f) contains a complete and accurate list of all Seller Copyrights. With respect to subsections (i) and (ii) below, except where the failure to do so or failure thereof would not have a Seller Material Adverse Effect:

(i)  All of the registered Seller Copyrights are currently in compliance with formal Legal Requirements and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(ii)  To Seller’s Knowledge, no Seller Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Seller Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(g)  Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of its material Trade Secrets. No Seller Trade Secret is subject to any adverse claim or has been challenged or, to Seller’s Knowledge, threatened in any way or, to the Knowledge of Seller, infringes any intellectual property right of any other Person.

(h)  Part 3.23(h) contains a complete and accurate list of all Seller Net Names. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Seller Material Adverse Effect:

(i)  All Seller Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.

(ii)  No Seller Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is, to Seller’s Knowledge, threatened with respect to any Net Name.

(iii)  To the Knowledge of Seller, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Seller Net Name.

(iv)  To the Knowledge of Seller, no Seller Net Name is infringed or has been challenged, interfered with or threatened in any way. No Seller Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

3.24  Relationships With Related Persons. Except as disclosed in Part 3.24, no Related Person of Seller has or, since January 1, 2003, has had, any interest in any Assets. No Related Person of Seller owns or, since January 1, 2003, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.24, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Part 3.24, no Related Person of such Seller is a party to any Contract with or has any claim or right against Seller.

3.25  Brokers or Finders. Except as disclosed in Part 3.25, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions.

3.26  The Seller Data Room. The Seller has established a limited access, coded data room through the services of Merrill Corporation as a repository for certain of Seller’s documents and information in electronically readable and retrievable form. The phrase “The Seller Data Room contains. . .” means that the document, list, schedule or other information or matter referred to as being contained in the Seller Data Room is a true and complete copy of the original of the referenced document, is a complete and accurate listing, schedule or other presentation of information or matter to which reference is made (unless otherwise clearly noted or explained in such reference), is listed in and may be located by referring to the index for the contents of the Seller Data Room and is readable by computer access and may be reproduced in full by printer.

3.27  Disclosure. No representation or warranty contained in this Agreement, the Seller Disclosure Letter, any supplement to the Seller Disclosure Letter or any certificates delivered by Seller pursuant to this Agreement and any information provided by Seller for use in the Registration Statement and the Proxy Statement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

4.  [RESERVED].

5.  REPRESENTATIONS AND WARRANTIES OF BUYER. Subject to disclosures and information contained in the Buyer Disclosure Letter, Buyer represents and warrants to Seller as follows:

5.1  Organization and Good Standing.

(a)  The Buyer Data Room complete and accurate list of Buyer’s jurisdiction of organization and any other jurisdictions in which it is qualified to do business as a foreign corporation. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Buyer Contracts. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on Buyer.

(b)  The Buyer Data Room copies of the Governing Documents of Buyer, as currently in effect. Except as disclosed in Part 5.1(b), Buyer has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

5.2  Enforceability; Authority; No Conflict.

(a)  This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, and each other agreement to be executed or delivered by Buyer at the Closing (collectively, the “Buyer’s Closing Documents”), each of Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary action by Buyer’s Board of Directors and stockholders.

(b)  Except as set forth in Part 5.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)  Breach any provision of any of the Governing Documents of Buyer or any resolution adopted by the Board of Directors or stockholders of Buyer;

(ii)  Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, other than as related to the HSR Act, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any of its assets, may be subject, except where such Breach or challenge would not have a Buyer Material Adverse Effect;

(iii)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer or that otherwise relates to its assets or to the business of Buyer, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Buyer Material Adverse Effect;

(iv)  Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Buyer Contract;

(v)  result in the imposition or creation of any material Encumbrance upon or with respect to any of its assets; or

(c)  Except as set forth in Part 5.2(c), Buyer is not required to give any notice to or obtain any Material Buyer Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3  Capitalization. The authorized capital stock of Buyer consists of 40,000,000 shares of Buyer Common Stock. As of the date hereof, (a) 16,709,498 shares of Buyer Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 2,704,580 shares of Buyer Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to Buyer’s employee stock plans (“Buyer Stock Options”), (c) 1,381,428 shares of Buyer Common Stock are reserved for issuance upon exercise of outstanding warrants of Buyer, and (d) 440,249 shares of Buyer Common Stock are reserved for issuance pursuant to Buyer Stock Options not yet granted. There are not any bonds, debentures, notes or other indebtedness or securities of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of Buyer are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of Buyer will be issued or become outstanding after the date hereof other than upon exercise of Buyer Stock Options and Buyer Warrants outstanding as of the date hereof. Except as set forth in this Section 5.3 or Part 5.3, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character (collectively, “Options”) relating to the issued or unissued capital stock of Buyer, or obligating Buyer to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Buyer. Since July 10, 2006, Buyer has not issued any shares of its capital stock or Options in respect thereof, except upon the conversion of the securities or the exercise of the options and warrants referred to above. All shares of Buyer Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 5.3, Buyer is not a party to any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. None of the outstanding equity securities or other securities of Buyer was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in Part 5.3, Buyer does not own, or have any Contract or other obligation to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Buyer is not and has never been a general partner of any general or limited partnership.

5.4  Financial Statements. The Buyer Data Room contains: (a) an audited balance sheet of Buyer as of September 30, 2005 (including the notes thereto, the “Buyer Balance Sheet”), and the related audited statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Stonefield Josephson LLP, independent certified public accountants; (b) audited balance sheets of Buyer as of September 30 in each of the fiscal years 2003 and 2004, and the related audited statements of income, changes in stockholders’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the report thereon of Deloitte & Touche, LLP, independent certified public accountants, for fiscal year 2003 and Stonefield Josephson LLP, independent certified public accountants, for fiscal year 2004; and (c) an unaudited balance sheet of Buyer as of March 31, 2006, (the “Buyer Interim Balance Sheet”) and the related unaudited statements of income, changes in stockholders’ equity, and cash flows for the three (3) months then ended (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Buyer as at the respective dates of and for the periods referred to in such Buyer Financial Statements, all in accordance with GAAP in all material respects. The Buyer Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The Buyer Financial Statements have been prepared from and are in accordance with the accounting Records of Buyer. The Buyer Data Room contains copies of all letters from Buyer’s auditors to Buyer during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

5.5  Books and Records. The books of account and other financial Records of Buyer, all of which have been made available to Seller, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books or equivalent records of Buyer, all of which have been made available to Seller, contain accurate and complete Records of all properly called meetings of, or actions taken by, the stockholders, the Board of Directors and committees of the Buyer, and no properly called meeting of any such stockholders, Board of Directors or committee has been held for which minutes or equivalent records have not been prepared or are not contained in such minute books or equivalent records.

5.6  Sufficiency of Assets. Except as set forth in Part 5.6, Buyer’s assets (a) constitute all of the material assets, tangible and intangible, of any nature whatsoever; to Buyer’s belief, necessary to operate Buyer’s business in the manner presently operated by Buyer and (b) include all of the operating assets of Buyer.

5.7  Description of Leased Real Property. Part 5.7 contains a correct street address of all real property leased by Buyer and an accurate description by location, name of lessor, date of lease, a brief description of any rights to renew or extend the term and term expiration date of all real property leases including any amendments thereof or options to renew thereon.

5.8  Title to Assets; Encumbrances. Buyer owns good and transferable title to all of its assets subject to all Liabilities and Encumbrances thereon, except where failure to own such title would not have a material adverse effect on Buyer.

5.9  Condition of Assets.

(a)  Buyer owns no Real Property. Use of the Real Property leased by Buyer for the various purposes for which it is presently being used by the Buyer is permitted by the terms of the lease agreement related and, to Buyer’s Knowledge, all Legal Requirements pertaining thereto.

(b)  The Tangible Personal Property owned by Buyer taken as a whole is in good repair and good operating condition, ordinary wear and tear excepted, and, to the Knowledge of Buyer, is suitable for immediate use by the Buyer in its Ordinary Course of Business. To the Knowledge of Buyer, no item of material Tangible Personal Property owned by Buyer is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business of Buyer.

5.10  Accounts Receivable. All Accounts Receivable that are reflected on the Buyer Balance Sheet or the Buyer Interim Balance Sheet or on the accounting Records of Buyer as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Buyer in Buyer’s Ordinary Course of Business. Except as set forth on Part 5.10 and to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current, and collectible net of the respective reserves shown on the Buyer Balance Sheet or the Buyer Interim Balance Sheet (which reserves are calculated consistent with past practice). There is no contest, claim, defense or right of setoff, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 5.10 contains a listing and aging of all Accounts Receivable as of the date of the Interim Balance Sheet.

5.11  Inventories. except as set forth in Part 5.11 or the Buyer SEC Documents, Buyer has no inventories as that term is used in GAAP.

5.12  No Undisclosed Liabilities. Except as set forth in Part 5.12, to the Knowledge of Buyer, Buyer has no Liabilities except for Liabilities reflected or reserved against in the Buyer Balance Sheet or the Buyer Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Buyer since the date of the Buyer Interim Balance Sheet.

5.13  Taxes.

(a)  Tax Returns Filed and Taxes Paid. Buyer has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements, except where the failure to so file would not have a Buyer Material Adverse Effect. All Tax Returns and reports filed by Buyer are true, correct and complete in all material respects. Buyer has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Buyer, except such Taxes, if any, as are being contested in good faith. Except as provided in Part 5.13(a), Buyer currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of its assets that arose in connection with any failure (or alleged failure) to pay any Tax and Buyer has no Knowledge of any basis for assertion of any claims attributable to Taxes exists which, if adversely determined, would result in any such Encumbrance except as provided in Part 5.13(a).

(b)  Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The Buyer Data Room contains copies and a list of all Tax Returns filed since January 1, 2003. The federal and state income or franchise Tax Returns of Buyer have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through January 1, 2003. The Buyer Data Room contains a complete and accurate list of all Tax Returns of Buyer that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 5.13(b). The Buyer Data Room contains copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Part 5.13(b), to the Knowledge of Buyer, no Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Buyer claimed or raised by any Governmental Body in writing. The Buyer Data Room contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Part 5.13(b), Buyer has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Buyer or for which Buyer may be liable.

(c)  Specific Potential Tax Liabilities and Tax Situations.

(i)  Withholding. Except as provided in Part 5.13 (c)(i), all material Taxes that Buyer is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person, except where the failure to do so would not have a Buyer Material Adverse Effect.

(ii)  Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Buyer.

(iii)  Substantial Understatement Penalty. Buyer has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662, except where the failure to do so would not have a Buyer Material Adverse Effect.

(d)  Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Buyer are adequate (determined in accordance with GAAP) and are at least equal to Buyer’s liability for Taxes. There exists no proposed tax assessment or deficiency against Buyer except as disclosed in the Buyer Interim Balance Sheet or in Part 5.11(d).

5.14  No Material Adverse Change. To the Knowledge of Buyer, since the date of the Buyer Balance Sheet, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of Buyer, and no event has occurred or circumstance exists within the control of Buyer that may result in such a material adverse change.

5.15  Employee Benefits.

(a)  The Buyer Data Room contains a list of all of Buyer’s “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, subject to ERISA or not, defined under Section 3(3) of ERISA or not, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Buyer or any other corporation, entity or trade or business controlled by, controlling or under common control with Buyer (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Buyer or any ERISA Affiliate, or that the Buyer or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future (other than Buyer Employee Plans implemented or established pursuant to this Agreement) or with respect to which Buyer or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Buyer or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Buyer Employee Plans”). Such list identifies as such any Buyer Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Such list also sets forth a complete and correct list of all ERISA Affiliates of Buyer during the last six (6) years.

(b)  Except as disclosed in Part 5.15(b), neither the Buyer nor its ERISA Affiliates are or have ever maintained or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a Benefit Plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, a Benefit Plan that owns employer stock or a Benefit Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(c)  The Buyer Data Room contains copies of (i) the documents comprising each Buyer Employee Plan (or, with respect to any Buyer Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Buyer or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Buyer Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor or any other Governmental Body that pertain to each Buyer Employee Plan and any open requests therefor; (iv) the most recent financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Buyer Employee Plans during the current year and each of the three preceding years; (v) all contracts with third-party administrators, investment managers, consultants and other independent contractors that relate to any Buyer Employee Plan, and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Buyer Employee Plans.

(d)  Except as disclosed in Part 5.15(d), full payment has been made of all amounts that are required under the terms of each Buyer Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Buyer Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. Buyer has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Buyer Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(e)  Neither Buyer nor any ERISA Affiliate has any liability and no facts or circumstances exist that would give rise to any liability (either directly or as a result of indemnification), and the Contemplated Transactions will not result in any liability, (i) for any excise tax imposed by Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (ii) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, (iii) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA, the Code or any other applicable law. No Buyer Employee Plan has been completely or partially terminated.

(f)  Buyer has, at all times, complied and currently complies in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and any similar state law, which provisions are hereinafter referred to collectively as “COBRA” and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(g)  Except as provided in Part 5.15(g), the form of all Buyer Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in material compliance with such laws and the written Buyer Employee Plan documents. Neither Buyer nor any fiduciary of any Buyer Employee Plan has committed a material violation of the requirements of Section 404 of ERISA. Each Buyer Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and any other applicable laws, including, but not limited to, rules and regulations promulgated by the Department of Labor, the PBGC and the Department of Treasury. All required reports and descriptions of the Buyer Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Buyer Employee Plans have been appropriately given. No Buyer Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the U.S. Department of Labor or any other Governmental Body, and no matters are pending with respect to a Buyer Employee Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program, or other similar programs.

(h)  Each Buyer Employee Plan that is intended to be qualified under Section 401(a) of the Code is either a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such Buyer Employee Plan under Section 401(a) of the Code to the extent provided in Revenue Procedure 2005-16 or has received a favorable determination letter from the IRS, and, to the Knowledge of Buyer, no circumstances exist that will result in a Buyer Material Adverse Effect as a result of such reliance or would result in revocation of any such favorable determination letter. Each trust created under any Buyer Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Buyer is not aware of any circumstance that will or would result in a revocation of such exemption. With respect to each Buyer Employee Plan, to the Knowledge of Buyer, no event has occurred or condition exists that will or would give rise to a loss of any intended material tax consequence or to any material Tax under Section 511 of the Code.

(i)  Any Buyer Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code): (A) has been operated since January 1, 2005 in good faith compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1, and the proposed regulations under Section 409A of the Code; (B) has not been materially modified (as determined under the proposed regulations) after October 3, 2004, if it was in effect prior to January 1, 2005; (C) has not participated in a transaction that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code; and (D) does not have a stock option, equity unit option, or stock appreciation right granted under the Buyer Employee Plan with an exercise price or measurement floor that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or stock appreciation right was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or stock appreciation right.

(j)  There is no material pending or, to Buyer’s Knowledge, threatened Proceeding (other than routine claims for benefits in the Ordinary Course of Business of Buyer) relating to any Buyer Employee Plan, nor is there any basis for any such Proceeding.

(k)  Buyer has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Seller on Part 5.15(k).

(l)  Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not (i) entitle any current or former employee of the Buyer to severance pay, unemployment compensation or any other payment, benefit or award or (ii) accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Buyer. There are no contracts or arrangements providing for payments that could subject any Person to liability for tax under Section 4999 of the Code. No contribution, premium payment or other payment has been or will be made in support of the any Buyer Employee Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made or will be made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise).

(m)  Except for the continuation coverage requirements of COBRA or death benefits under the Buyer Employee Plans, Buyer has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Buyer Employee Plans that are Employee Welfare Benefit Plans (as defined in Section 3(l) of ERISA).

(n)  Except as contemplated in Section 13, none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Buyer Employee Plans. No written representations have been made to any employee or former employee of Buyer promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written representations have been made to any employee or former employee of Buyer concerning the employee benefits of Seller.

5.16  Compliance with Legal Requirements; Governmental Authorizations.

(a)  Except as set forth in Part 5.16(a):

(i)  Buyer is, and at all times since January 1, 2003, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where non-compliance would reasonably be expected to have a Buyer Material Adverse Effect on Buyer’s assets taken as a whole;

(ii)  To the Knowledge of Buyer, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Buyer of, or a failure on the part of Buyer to comply with, any Legal Requirement or (B) may give rise to any material obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)  Buyer has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)  Part 5.16(b) contains a complete and accurate list of each Governmental Authorization that is held by Buyer or that otherwise relates to Buyer’s business or its assets. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Part 5.16(b):

(i)  Buyer is, and at all times since January 1, 2003, has been, in material compliance with all of the terms and requirements of each such Governmental Authorization;

(ii)  To the Knowledge of Buyer, no event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to materially comply with any term or requirement of any such Governmental Authorization, except where such violation or non-compliance would not have a Buyer Material Adverse Effect or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such material Governmental Authorization, except where such revocation, withdrawal, suspension, cancellation, termination or modification would not have a Buyer Material Adverse Effect;

(iii)  Buyer has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

(iv)  To the knowledge of Buyer, all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where failure to so file would not have a Buyer Material Adverse Effect;

(v)  Such Governmental Authorizations collectively constitute, in all material respects, the Governmental Authorizations necessary to permit Buyer to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Buyer to own and use its assets in the manner in which it currently owns and uses such assets.

5.17  Legal Proceedings; Orders.

(a)  Except as set forth in Part 5.17(a), there is no pending or, to the Knowledge of Buyer, threatened Proceeding:

(i)  by or against Buyer that may have a Buyer Material Adverse Effect; or

(ii)  that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Buyer’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a reasonable basis for the commencement of any such Proceeding. Buyer has delivered to Seller copies of all pleadings, correspondence and other documents relating to any Proceeding listed in Part 5.17(a). There are no Proceedings listed or required to be listed in Part 5.17(a) that would have a Material Adverse Effect on the business, operations, or condition of Buyer or upon its assets.

(b)  Except as set forth in Part 5.17 (b):

(i)  there is no Order to which Buyer, its business or any of its assets is subject; and

(ii)  to the Knowledge of Buyer, no officer, stockholder, director or employee of Buyer is subject to any Order that prohibits such officer, stockholder, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Buyer.

(c)  Except as set forth in Part 5.17(c):

(i)  Buyer is, and, at all times since January 1, 2003, has been in material compliance with all of the terms and requirements of each Order to which it or any of its assets is or has been subject;

(ii)  to the Knowledge of Buyer, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Buyer or any of its assets is subject which would result in a Buyer Material Adverse Effect; and

(iii)  Buyer has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Buyer or any of its assets is or has been subject.

5.18  Absence of Certain Changes and Events. Except as set forth in Part 5.18 and except for the actions taken related to the Contemplated Transactions, since the date of the Buyer Balance Sheet, Buyer has conducted its business only in its Ordinary Course of Business and there has not been any:

(a)  change in Buyer’s authorized stock;

(b)  amendment to the Governing Documents of Buyer;

(c)  payment (except in its Ordinary Course of Business) or increase by Buyer of any bonuses, salaries or other compensation to any stockholder, director, officer or employee or entry into any employment, severance or similar Contract with any stockholder, director, officer or employee;

(d)  adoption of, amendment to or increase in the payments to or benefits under, any Buyer Employee Plan;

(e)  damage to or destruction or loss of any material asset of Buyer, whether or not covered by insurance;

(f)  entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Buyer is a party, or (ii) any Contract or transaction involving a total remaining payments by Buyer of at least One Hundred Thousand Dollars ($100,000);

(g)  sale (other than sales in its Ordinary Course of Business), lease or other disposition of any asset or property of Buyer (including the Buyer Intellectual Property Assets) or the creation of any Encumbrance on any asset of Buyer other than sales of assets or property of Buyer which would not have a Buyer Material Adverse Effect;

(h)  resolution, termination or waiver of any claims or rights with a value to Buyer in excess of One Hundred Thousand Dollars ($100,000);

(i)  indication in writing by any customer of an intention to discontinue or change the terms of its relationship with Buyer, which discontinuation or change would have a Buyer Material Adverse Effect;

(j)  material change in the accounting methods used by Buyer; or

(k)  To Buyer’s Knowledge, Contract by Buyer to do any of the foregoing.

5.19  Contracts; No Defaults.

(a)  Part 5.19(a) contains an accurate and complete list, and Buyer has delivered to Seller accurate and complete copies, of the following Contracts, which are referred to herein as “Material Buyer Contracts”:

(i)  each Buyer Contract that involves performance of services or delivery of goods or materials by Buyer of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(ii)  each Buyer Contract that involves performance of services or delivery of goods or materials to Buyer of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(iii)  each Buyer Contract that was not entered into in its Ordinary Course of Business and that involves expenditures or receipts of Buyer in excess of One Hundred Thousand Dollars ($100,000);

(iv)  each Buyer Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One Hundred Thousand Dollars ($100,000) and with a term of less than one year);

(v)  each Buyer Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)  each Buyer Contract (however named) involving a sharing of profits, losses, costs or liabilities by Buyer with any other Person;

(vii)  each Buyer Contract containing covenants that in any way purport to restrict Buyer’s business activity or limit the freedom of Buyer to engage in any line of business or to compete with any Person;

(viii)  each Buyer Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)  each power of attorney of Buyer that is currently effective and outstanding;

(x)  each Buyer Contract entered into other than in its Ordinary Course of Business that contains or provides for an express undertaking by Buyer to be responsible for consequential damages;

(xi)  each Buyer Contract for capital expenditures in excess of One Hundred Thousand Dollars ($100,000);

(xii)  each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Buyer other than in its Ordinary Course of Business; and

(xiii)  each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 5.19(a) sets forth the parties to each Material Buyer Contract, the effective date of each Material Buyer Contract, the term of each Material Buyer Contract, the goods or services to which each Material Buyer Contract relates and the amount of the remaining commitment of Buyer under each Material Buyer Contract.

(b)  Except as set forth in Part 5.19(b), no stockholder of Buyer has or may acquire any rights under, and no stockholder of Buyer has or may become subject to any obligation or liability under, any Contract that relates to the business of Buyer or any of its assets.

(c)  Except as set forth in Part 5.19(c):

(i)  each Material Buyer Contract identified or required to be identified in Part 5.19(a) has not been orally modified in any material respect (other than as described in Part 5.19(c)) and is in full force and effect and is valid and enforceable in accordance with its terms except, as to any party other than such Seller, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(ii)  each such Material Buyer Contract identified or required to be identified in Part 5.19(a) does not require the receipt of consent of any other Person as a result of the contemplated Transactions.

(d)  Except as set forth in Part 5.19(d):

(i)  Buyer is, and at all times since January 1, 2003, has been, in compliance with all material terms and requirements of each Material Buyer Contract;

(ii)  to the Knowledge of Buyer, each other Person that has any obligation or liability under any Material Buyer Contract, and at all times since January 1, 2003, has been, in full compliance with all material terms and requirements of such Material Buyer Contract;

(iii)  to the Knowledge of Buyer, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Buyer or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Buyer Contract, except where the occurrence of such event or existence of such circumstance would not have a Buyer Material Adverse Effect;

(iv)  to the Knowledge of Buyer, no event has occurred or circumstance exists under or by virtue of any Material Buyer Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of its assets which would have a Buyer Material Adverse Effect; and

(v)  Buyer has not given to or received from any other Person, at any time since January 1, 2003, any written notice or other written communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Material Buyer Contract.

(e)  There are no renegotiations of, written requests to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Buyer under any Buyer Contracts.

(f)  Each Buyer Contract relating to the sale, design, manufacture or provision of products or services by Buyer has been entered into in the Ordinary Course of Business of Buyer and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

5.20  Insurance.

(a)  The Buyer Data Room contains:

(i)  copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Buyer is a party or under which Buyer is or has been covered at any time since January 1, 2003 a list of which is included in Part 5.20(a); and

(ii)  copies of all pending applications by Buyer for policies of insurance.

(b)  Part 5.20(b) describes:

(i)  any self-insurance arrangement by or affecting Buyer, including any reserves established thereunder and description of loss experience for all claims that were self insured, including the number and aggregate cost of such claims;

(ii)  any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Buyer is a party or which involves the business of Buyer; and

(iii)  all obligations of Buyer to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)  Part 5.20(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years, a summary of the loss experience for an amount in excess of Five Hundred Thousand Dollars ($500,000) under each policy of insurance. Such summary includes the name of claimant, description of the policy by insurer, type of insurance, and period of coverage and amount and brief description of the claim.

(d)  Except as set forth in Part 5.20(d):

(i)  to the Knowledge of Seller, all policies of insurance to which Buyer is a party or that provide coverage to Buyer are valid, outstanding and enforceable and are sufficient for compliance with all Legal Requirements;

(ii)  Buyer has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any written notice of cancellation or any other written indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)  Buyer has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party; and

(iv)  to the Knowledge of Buyer, Buyer has given notice to the insurer of all claims that may be insured thereby.

5.21  Employees.

(a)  The Buyer Data Room contains a complete and accurate list of the following information for each employee, officer, independent contractor, consultant and agent of Buyer, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2003; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Buyer Employee Plan, or any other employee or director benefit plan. Part 5.21(a) contains a list of all retired employees of Buyer receiving any retirement benefits from plans or arrangements maintained by Buyer and the amounts thereof.

(b)  Part 5.21(b) states the number of employees terminated by Buyer since January 1, 2003, and contains a complete and accurate list of the following information for each employee of Buyer who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Buyer, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned, if applicable.

(c)  Buyer has not violated the WARN Act or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Buyer has terminated no employees.

(d)  To the Knowledge of Buyer, no officer, stockholder, director, agent, employee, consultant, or contractor of Buyer is bound by any Contract that purports to limit the ability of such Person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Buyer or (ii) to assign to Buyer or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Buyer is a party to, or is otherwise bound by, any Contract that materially adversely affects the ability of Buyer to conduct the business carried on by Buyer as of the date hereof.

5.22  Labor Disputes; Compliance.

(a)  Buyer has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Buyer is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements except where the failure to comply would not have a Material Adverse Effect on the Buyer.

(b)  Except as disclosed in Part 5.22(b), (i) Buyer has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2003, there has not been, there is not presently pending or existing, and, to the Knowledge of Buyer, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Buyer; (iii) to the Knowledge of Buyer, no event has occurred or circumstance exists that would provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of Buyer, threatened against or affecting Buyer any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to the Knowledge of Buyer, there is no organizational activity or other labor dispute against or affecting Buyer; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that would have a Material Adverse Effect upon Buyer or the conduct of its business; (vii) there is no lockout of any employees by Buyer, and no such action is contemplated by Buyer; and (viii) there has been no charge of discrimination filed against or, to Buyer’s Knowledge, threatened against Buyer with the Equal Employment Opportunity Commission or similar Governmental Body.

5.23  Buyer Intellectual Property Assets.

(a)  The term “Buyer Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Buyer in which Buyer has a material proprietary interest, including:

(i)  Buyer’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications owned by Buyer (collectively, “Buyer Marks”);

(ii)  all patents, patent applications and inventions and discoveries that may be patentable and owned by Buyer (collectively, “Buyer Patents”);

(iii)  all registered and unregistered copyrights in both published works and unpublished works owned by Buyer (collectively, “Buyer Copyrights”);

(iv)  all rights in mask works owned by Buyer;

(v)  all know-how, trade secrets, confidential or proprietary information, customer lists, source code to Software, technical information, data, process technology, plans, drawings and blue prints owned by Buyer (collectively, “Buyer Trade Secrets”); and

(vi)  all rights in internet web sites and internet domain names presently owned by Buyer (collectively “Buyer Net Names”).

(b)  Part 5.23(b) contains a complete and accurate list and summary description including royalties paid or received by Buyer and the Buyer Data Room contains accurate and complete copies of all Buyer Contracts (other than Material Buyer Contracts referred to in Section 5.19 or listed in Part 5.19) relating to the Buyer Intellectual Property Assets, except for any license implied by the sale of a product, Buyer Contracts related to the distribution, resale or similar arrangement of Buyer Intellectual Property Assets in the Ordinary Course of Business and licenses for commonly available Software programs under which Buyer is the licensee. There are no outstanding and, to the Knowledge of Buyer, no threatened disputes or to disagreements with respect to any such Contract.

(c)  Except as set forth in Part 5.23(c),

(i)  the Buyer Intellectual Property Assets are all those used in the operation of Buyer’s business as it is currently conducted. Buyer is the owner or licensee of all right, title and interest in and to each of the Buyer Intellectual Property Assets, and has the right to use all of the Buyer Intellectual Property Assets, subject to any Buyer Contracts with Third Parties related to such Buyer Intellectual Property Assets which are listed on Part 5.23(c).

(ii)  all former and current employees of Buyer have executed written Contracts with Buyer that assign to Buyer all rights to any inventions, improvements, discoveries or information relating to the business of Buyer.

(iii)  all contracts or license agreements with any Related Person of Buyer are arms-length transactions.

(d)  Part 5.23(d) contains a complete and accurate list of all Buyer Patents. With respect to subsections (i), (ii) and (iii) below, except where the failure to do so or failure thereof would not have a Buyer Material Adverse Effect:

(i)  All of the issued Buyer Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii)  No Buyer Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Knowledge of Buyer, there is no potentially interfering patent or patent application of any Third Party.

(iii)  Except as set forth in Part 5.23(d), to the Knowledge of Buyer (A) no Buyer Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Buyer infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e)  Part 5.23(e) contains a complete and accurate list of all Buyer Marks. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Buyer Material Adverse Effect:

(i)  All Buyer Marks that have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii)  No Buyer Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and no such action is, to Buyer’s Knowledge, threatened with respect to any of the Buyer Marks.

(iii)  There is, to Buyer’s Knowledge, no potentially interfering trademark or trademark application of any other Person related to any Buyer Marks.

(iv)  To Buyer’s Knowledge, no Buyer Mark is infringed or has been challenged or threatened in any way. None of the Buyer Marks infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(f)  Part 5.23(f) contains a complete and accurate list of all Buyer Copyrights. With respect to subsections (i) and (ii) below, except where the failure to do so or failure thereof would not have a Buyer Material Adverse Effect:

(i)  All of the registered Buyer Copyrights are currently in compliance with formal Legal Requirements, and are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(ii)  To Buyer’s Knowledge, no Buyer Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Buyer Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(g)  Buyer has taken reasonable precautions to protect the secrecy, confidentiality and value of its material Buyer Trade Secrets. No Buyer Trade Secret is subject to any adverse claim or has been challenged or, to Buyer’s Knowledge, threatened in any way or infringes any intellectual property right of any other Person.

(h)  Part 5.23(h) contains a complete and accurate list of all Buyer Net Names. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Buyer Material Adverse Effect:

(i)  All Buyer Net Names have been registered in the name of Buyer and are in compliance with all formal Legal Requirements.

(ii)  No Buyer Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is, to Buyer’s Knowledge, threatened with respect to any Buyer Net Name.

(iii)  To the Knowledge of Buyer, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Buyer Net Name.

(iv)  To the Knowledge of Buyer, no Buyer Net Name is infringed or has been challenged, interfered with or threatened in any way. No Buyer Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

5.24  Relationships With Related Persons. Except as disclosed in Part 5.24, no Related Person of Buyer has, or since January 1, 2003, has had, any interest in any of Buyer’s Assets. No Related Person of Buyer owns, or since January 1, 2003, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with Buyer other than business dealings or transactions disclosed in Part 5.24, each of which has been conducted in the Ordinary Course of Business with Buyer at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Part 5.24, no Related Person of Buyer is a party to any Contract with, or has any claim or right against, Buyer.

5.25  Brokers or Finders. Except as disclosed in Part 5.25, neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

5.26  SEC Reports.

(a)  Buyer has filed all reports, schedules, forms, certifications, statements and other documents required to be filed by Buyer with the SEC (the “Buyer SEC Documents”). All Buyer SEC Documents are available from the SEC on the EDGAR System or in the Buyer Data Room.

(b)  As of its respective date, each Buyer SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Buyer SEC Document has been revised or superseded by a later filed Buyer SEC Document, none of the Buyer SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer as of the dates thereof and the consolidated results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The principal executive officer of Buyer and the principal financial officer of Buyer have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Buyer SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. As used in this Section 5.26, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.27  NASDAQ Listing. Buyer represents that shares of Common Stock were delisted from the NASDAQ SmallCap Market following a hearing before a Nasdaq Listing Qualifications Panel on April 22, 2004, and that Nasdaq informed Buyer the delisting was due to Buyer’s failure to satisfy the $2.5 million shareholder’s equity requirement as of December 31, 2003. Buyer further represents that it knows of no other reasons for delisting or impediments to relisting other than the normal requirements of the NASDAQ SmallCap Market.

5.28  The Buyer Data Room. The Buyer has established a limited access, coded data room through the services of Merrill Corporation as a repository for certain of Buyer’s documents and information in electronically readable and retrievable form. The phrase “The Buyer Data Room contains. . .” means that the document, list, schedule or other information or matter referred to as being contained in the Buyer Data Room is a true and complete copy of the original of the referenced document, is a complete and accurate listing, schedule or other presentation of information or matter to which reference is made (unless otherwise clearly noted or explained in such reference), is listed in and may be located by referring to the index for the contents of the Buyer Data Room and is readable by computer access and may be reproduced in full by printer.

5.29  Disclosure. No representation or warranty or other statement made by Buyer in this Agreement, the Buyer Disclosure Letter, any supplement to the Buyer Disclosure Letter, any certificate delivered by Buyer pursuant to this Agreement and any information provided by Buyer for use in the Registration Statement or the Proxy Statement or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

6.  COVENANTS OF SELLER PRIOR TO CLOSING.

6.1  Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall during regular business hours, (a) afford Buyer and its Representatives and prospective investors and/or lenders and their Representatives (collectively, “Buyer Group”) full and free access to Seller’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property, upon reasonable advance notice and during regular business hours of Seller.

6.2  Operation of the Business of Seller. Between the date of this Agreement and the Closing, Seller shall, except for actions related to the Contemplated Transactions, including the AIS Separation:

(a)  conduct its business only in its Ordinary Course of Business;

(b)  use its commercially reasonable efforts subject to its business judgment to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)  make no distributions of cash in excess of $1,738,175, other than distributions in the aggregate amount of Three Hundred Sixty Thousand Dollars ($360,000) per month to certain Members in the Seller’s Ordinary Course of Business;

(d)  confer with Buyer prior to implementing material operational decisions outside Seller’s Ordinary Course of Business or Seller’s current business plan;

(e)  otherwise verbally report periodically to Buyer upon Buyer’s reasonable request concerning the overall status of its business, operations and finances;

(f)  make no material changes in management personnel without prior consultation with Buyer;

(g)  maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with Seller’s Ordinary Course of Business;

(h)  keep in full force and effect, without amendment, all material rights relating to Seller’s business;

(i)  comply with all Legal Requirements and contractual obligations applicable to the operations of Seller’s business in all material respects;

(j)  continue in full force and effect its current insurance coverage;

(k)  except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Seller Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Seller Employee Plan, not make any contributions to or with respect to any Seller Employee Plan without the express written consent of Buyer;

(l)  cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(m)  upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and

(n)  maintain in the Ordinary Course of Business all books and Records of Seller relating to Seller’s business.

6.3  Negative Covenant. Except as otherwise expressly permitted herein or as necessary or desirable regarding the AIS Separation, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer which shall not be unreasonably withheld, conditioned or delayed,

(a)  take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.14 or 3.18 would be likely to occur;

(b)  enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of Seller or the Seller’s Liabilities.

(c)  increase the compensation payable to or to become payable to any executive officer;

(d)  acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in Buyer’s Ordinary Course of Business);

(e)  sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries;

(f)  release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

(g)  change any of its methods of accounting in effect at December 31, 2005, or make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Twenty Five Thousand Dollars ($25,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2005, except, in each case, as may be required by law or GAAP;

(h)  incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the Ordinary Course of Business consistent with past practice, and in no event in excess of the limit on Advances (as defined in the Loan Agreement) under the Loan Agreement in the aggregate;

(i)  enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Seller or substantially less advantageous to Seller than arrangements, agreements or contracts existing on the date hereof;

(j)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Seller;

(k)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations: (i) incurred in its Ordinary Course of Business, or (ii) which are legally required to be paid, discharged or satisfied;

(l)  knowingly take, or agree to commit to take, any action that would make any representation or warranty of Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date;

(m)  agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Seller for an amount in excess of Five Hundred Thousand Dollars ($500,000); or

(n)  agree in writing or otherwise to do any of the foregoing.

6.4  Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings, including, but not limited to, all foreign filings, required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives in obtaining all Seller Material Consents.

6.5  Notification. Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties contained in Article 3 made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Seller Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Seller Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under Sections 11.2 (Effect of Termination), 11.3 (Fees, Expenses and Other Payments) or Article 14 (Indemnification; Remedies). During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

6.6  No Shopping. Until such time as this Agreement shall be terminated pursuant to Section 11.1, Seller shall not, and shall cause Seller’s Representatives not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any Acquisition Proposal. Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller. Notwithstanding the foregoing, prior to the approval of this Agreement by the Members of such Seller, this Section 6.6 shall not prohibit Seller from furnishing nonpublic information regarding Seller to, or entering into discussions with, any person, group or entity in response to any such inquiry or proposal that is submitted to Seller by such person, group or entity (and not withdrawn) if the boards of directors (or similar governing body) of the Seller concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors (or similar governing body) of Seller to comply with its fiduciary obligations to the Seller’s Members under applicable Law.

6.7  Best Efforts. Seller shall use its Best Efforts to cause the conditions in Article 9 to be satisfied.

6.8  Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within ten (10) days after the end of each month a copy of the Seller’s unaudited financial statements for such month prepared in a manner and containing information consistent with Seller’s current practices and certified by such Seller’s chief financial officer as to compliance with Section 3.4.

6.9  Payment of Liabilities. Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities as such Liabilities become due and payable. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

7.  ADDITIONAL AGREEMENTS.

7.1  Preparation of the Proxy Statement; Buyer Stockholders Meeting; Seller Members Meeting.

(a)  As soon as practicable following the date of this Agreement, Buyer shall, with the cooperation and participation of Seller, which shall include the prompt provision of information reasonably requested by Buyer, prepare and after receipt of approval by Seller which approval shall not be unreasonably withheld, conditioned or delayed, file with the SEC the proxy statement in preliminary form (the “Proxy Statement”), and each of the Seller and Buyer shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Buyer shall use its Best Efforts to (i) prepare and file with the SEC the definitive Proxy Statement, (ii) cause the Proxy Statement and the prospectus to be included in the Registration Statement (as that term is defined below), including any amendment or supplement thereto, and (iii) to cause the definitive Proxy Statement to be mailed to Buyer’s stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. Buyer shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Buyer common stock in the Contemplated Transactions. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Contemplated Transactions.

(b)  As soon as practicable following the date of this Agreement, Buyer, with the cooperation and participation of the Seller, which shall include the prompt provision of information reasonably requested by Buyer, shall prepare and, after receipt of approval by Sellers, which approval shall not be unreasonably withheld, conditioned or delayed, file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), in which the Proxy Statement shall be included as part of the prospectus, and the parties hereto shall each use their Best Efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Buyer shall after consultation with the Seller, respond promptly to any comments made by the SEC with respect to the Registration Statement. Buyer shall allow the Seller’s full participation in the preparation of the Registration Statement and any amendment or supplement thereto and shall consult with Seller and its advisors concerning any comments from the SEC with respect thereto.

(c)  If, prior to the Closing, any event occurs with respect to Seller, or any change occurs with respect to other information supplied by Seller for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, Seller shall promptly notify Buyer of such event, and Seller and Buyer shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Buyer’s stockholders.

(d)  If, prior to the Closing, any event occurs with respect to Buyer, or any change occurs with respect to other information supplied by Buyer for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, Buyer shall promptly notify Seller of such event, and Buyer and Seller shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Buyer’s stockholders.

(e)  Buyer shall, promptly after the date hereof, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Buyer Stockholders Meeting”) as soon as practicable after the Registration Statement is declared effective. Buyer shall use its Best Efforts to cause the Proxy Statement to be mailed to the Buyer’s stockholders as soon as practicable after the Registration Statement is declared effective. Buyer shall, through its board of directors, recommend to its stockholders that they approve the Contemplated Transactions, the Asset Purchase, the Mitek Name Change, the Amendment to the Certificate of Incorporation increasing the number of authorized shares of the Buyer’s common stock from 40,000,000 to 200,000,000 (as such number may be proportionally adjusted as a result of the reverse stock split referred to in Section 12.1) and the composition of the Board of Directors as set forth in Section 10.11, the amendment of the current Mitek Systems, Inc. 2006 Stock Option Plan or adoption of a new stock option plan that increases the number of shares of Buyer common stock available thereunder to 23,000,000 (as such number may be proportionally adjusted as a result of the reverse stock split referred to in Section 12.1) shares, except to the extent that Buyer’s board of directors shall have withdrawn its approval or recommendation of this Agreement and the Contemplated Transactions, which withdrawal may be made only if deemed by Buyer’s board of directors to be necessary in order to comply with its fiduciary duties. Notwithstanding any other provision thereof, Buyer shall not be restricted from complying with any of its obligations under the Exchange Act.

(f)  Seller shall take all action necessary to duly call, give notice of, convene and hold a meeting of its Members (the “Seller Meeting”), as soon as practicable after the Registration Statement is declared effective. Seller shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Members as soon as practicable after the Registration Statement is declared effective. Seller shall, through its Manager or equivalent governing body, recommend to the Members that they approve the Contemplated Transactions and the Parascript Name Change, except to the extent that Seller’s Manager or equivalent governing body shall have withdrawn its approval or recommendation of this Agreement and the Contemplated Transactions, which withdrawal may be made only if deemed by Seller’s Manager or equivalent governing body to be necessary in order to comply with its fiduciary duties.

7.2  Initial Disclosure Letter. Concurrently with the execution of this Agreement, Seller shall deliver a Seller Disclosure Letter to Buyer and Buyer shall deliver a Buyer Disclosure Letter to Seller. Such Seller Disclosure Letter and Buyer Disclosure Letter (each an “Initial Disclosure Letter” and collectively, the “Initial Disclosure Letters”) shall (i) be arranged in sections and subsections corresponding to the sections and subsections contained in Sections 3 and 5, respectively, and the disclosure in any section or subsection of the Initial Disclosure Letters shall qualify only the corresponding section or subsection in Section 3 or Section 5, as the case may be, unless it is reasonably apparent that the disclosure in any section or subsection of such Initial Disclosure Letters should apply to one or more other sections or subsections thereof, (ii) constitute representations and warranties of the respective parties, and (iii) be updated, amended and supplemented, as appropriate through the Supplemental Disclosure Letter(s) (as defined below) through the Closing, so that the Seller Disclosure Letter and Buyer Disclosure Letter shall, as of the Closing, contain accurate, true and correct information and data, and shall be executed by Seller, on one hand, or the Buyer on the other, and dated the Closing Date. Terms used and defined in this Agreement shall have the same definition when used in the Initial Disclosure Letter and the Supplemental Disclosure Letter. If there is any inconsistency between the statements in this Agreement and those in such Disclosure Letter (other than an exception expressly set forth as such in such Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

7.3  Supplemental Disclosure Letter. Seller and Buyer agree that, with respect to their respective Initial Disclosure Letter, they shall have the continuing obligation until the Closing Date to supplement, modify or amend promptly their respective Initial Disclosure Letter with respect to (a) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Initial Disclosure Letter (the “New Matters”), and (b) other matters which are not New Matters but should have been set forth or described in the Initial Disclosure Letter as of the date hereof (the “Other Matters”). Any such supplement, modification or amendment (each a “Supplemental Disclosure Letter” and, collectively, the “Supplemental Disclosure Letters”) (i) that reflects a New Matter shall qualify the representations and warranties of Seller or Buyer, as the case may be, for all purposes of this Agreement, and (ii) that reflects one or more Other Matters shall not qualify any of the representations or warranties of Seller or Buyer, as the case may be, for any purpose under this Agreement, and shall be provided solely for informational purposes and (iii) shall constitute representations and warranties of the respective parties. On or before the Closing Date, Seller will prepare and deliver to Buyer and Buyer will prepare and deliver to Seller a copy of the Supplemental Disclosure Letter revised to reflect any supplement, modification or amendment required pursuant to this Section 7.3. Seller and Buyer shall deliver their respective Supplemental Disclosure Letter at least five (5) Business Days before the Closing Date. If no Supplemental Disclosure Letter satisfying the foregoing requirements is provided by Seller or Buyer, as the case may be, the Initial Disclosure Letter as delivered upon the execution of this Agreement shall continue to apply. If there is any inconsistency between the statements in this Agreement and those in such Disclosure Letter (other than an exception expressly set forth as such in such Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

8.  COVENANTS OF BUYER PRIOR TO CLOSING.

8.1  Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Seller, Buyer shall during regular business hours, (a) afford Seller and its Representatives (collectively, “Seller Group”) full and free access, to Buyer’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Buyer; (b) furnish Seller Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Seller may reasonably request; (c) furnish Seller Group with such additional financial, operating and other relevant data and information as Seller may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Seller, with Seller’s investigation of the properties, assets and financial condition related to Buyer. In addition, Seller shall have the right to have the Real Property and Tangible Personal Property inspected by Seller Group, at Seller’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property, upon reasonable advance notice and during regular business hours of Buyer.

8.2  Operation of the Business of Buyer. Between the date of this Agreement and the Closing, Buyer shall:

(a)  conduct its business only in its Ordinary Course of Business;

(b)  use its commercially reasonable efforts subject to its business judgment to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)  confer with Seller prior to implementing material operational decisions outside Buyer’s Ordinary Course of Business or Buyer’s current business plan;

(d)  otherwise verbally report periodically to Seller upon Seller’s reasonable request concerning the overall status of its business, operations and finances;

(e)  make no material changes in management personnel without prior consultation with Seller;

(f)  maintain its assets in a state of repair and condition that complies with Legal Requirements and is consistent with Buyer’s Ordinary Course of Business;

(g)  keep in full force and effect, without amendment, all material rights relating to Buyer’s business;

(h)  comply with all Legal Requirements and contractual obligations applicable to the operations of Buyer’s business in all material respects;

(i)  continue in full force and effect its current insurance coverage;

(j)  except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any material Buyer Employee Plan without the express written Consent of Seller, and except as required under the provisions of any Buyer Employee Plan, not make any contributions to or with respect to any Buyer Employee Plan without the express written Consent of Seller;

(k)  maintain in the Ordinary Course of Business all books and Records of Buyer relating to Buyer’s business;

(l)  maintain the quotation of Common Stock on the NASDAQ Over-the-Counter Bulletin Board, and timely file all reports, forms, and other documents required by the SEC under the Exchange Act and Securities Act, by Nasdaq and by any state regulatory authorities under applicable rules and regulations. Each such report, form and document shall comply in all material respects with such applicable rules and regulations and none of such filings shall contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary to make such statements, in light of the circumstances under which they were made, not misleading.

8.3  Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Buyer shall not, without the prior written Consent of Seller which shall not be unreasonably withheld, conditioned or delayed,

(a)  take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 5.14 or 5.18 would be likely to occur;

(b)  make any material modification to any Material Buyer Contracts or Governmental Authorizations;

(c)  enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Buyer’s assets, the business of Buyer or the Buyers’ Liabilities;

(d)  increase the compensation payable to or to become payable to any director or executive officer;

(e)  unless obligated therefore pursuant to contract, policy or practice as of the date hereof, grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee;

(f)  establish, adopt or enter into any employee benefit plan or arrangement;

(g)  except as may be required by applicable law, amend, or take any other actions with respect to, any of the Buyer Employee Plans;

(h)  declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(i)  issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding stock awards);

(j)  amend or otherwise modify the terms of any such rights, warrants or options;

(k)  take any action to accelerate the exercisability of stock options;

(l)  acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business and consistent with past practice);

(m)  sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries,

(n)  release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

(o)  adopt or propose to adopt any amendments to its charter or bylaws;

(p)  change any of its methods of accounting in effect at December 31, 2005, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Twenty Five Thousand Dollars ($25,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2005, except, in each case, as may be required by law or generally accepted accounting principles;

(q)  incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

(r)  enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Buyer or substantially less advantageous to Buyer than arrangements, agreements or contracts existing on the date hereof;

(s)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Buyer;

(t)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations: (i) incurred in the Ordinary Course of Business consistent with past practice, or (ii) which are legally required to be paid, discharged or satisfied;

(u)  knowingly take, or agree to commit to take, any action that would make any representation or warranty of Buyer contained herein materially inaccurate, or as of any time prior to, the Closing Date;

(v)  agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Buyer for an amount in excess of Five Hundred Thousand Dollars ($500,000); or

(w)  agree in writing or otherwise to do any of the foregoing.

8.4  Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Buyer also shall cooperate with Seller and its Representatives with respect to all filings that Seller elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Buyer also shall cooperate with Seller and its Representatives in obtaining all Material Consents.

8.5  Notification. Between the date of this Agreement and the Closing, Buyer shall promptly notify Seller in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Buyer’s representations and warranties contained in Article 5 and made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Buyer’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Buyer shall promptly deliver to Seller a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Seller under Sections 11.2, 11.3 or Article 14. During the same period, Buyer also shall promptly notify Seller of the occurrence of any Breach of any covenant of Buyer in this Article 8 or of the occurrence of any event that may make the satisfaction of the conditions in Article 10 impossible or unlikely.

8.6  No Shopping. Until such time as this Agreement shall be terminated pursuant to Section 11.1, Buyer shall not, and shall cause Buyer’s Representatives not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Seller) relating to any Acquisition Proposal. Buyer shall notify Seller of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Buyer. Notwithstanding the foregoing, prior to the approval of this Agreement by the stockholders of Buyer, this Section 8.6 shall not prohibit Buyer from furnishing nonpublic information regarding Buyer to, or entering into discussions with, any Person, group or entity in response to any such inquiry or proposal that is submitted to Buyer by such Person, group or entity (and not withdrawn) if the Board of Directors of the Buyer concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors of Buyer to comply with its fiduciary obligations to the Buyer’s stockholders under applicable Law.

8.7  Best Efforts. Buyer shall use its Best Efforts to cause the conditions in Article 10 to be satisfied.

8.8  Payment of Liabilities. Buyer shall pay or otherwise satisfy in its Ordinary Course of Business all of its Liabilities as such Liabilities become due and payable.

9.  CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE. Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

9.1  Accuracy of Representations. All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

9.2  Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

9.3  Consents. Each of the Consents identified in Exhibit 9.3 (the “Seller Consents”) shall have been obtained and shall be in full force and effect.

9.4  Additional Documents. Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)  The articles of organization and all amendments thereto of each Seller, duly certified as of a recent date by the Secretary of State of the State of Wyoming and the documents to accomplish the Parascript Name Change, ready for filing;

(b)  Any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign limited liability company under the name “Parascript, LLC” or any derivative thereof;

(c)  Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the State of Wyoming and each jurisdiction in which Seller is licensed or qualified to do business as a limited liability company as specified in Part 3.1(a); and

(d)  Such other documents as Buyer may reasonably request for the purpose of:

(i)  evidencing the accuracy of any of Seller’s representations and warranties set forth in Article 3;

(ii)  evidencing the performance by Seller of, or the compliance by each Seller with, any covenant or obligation required to be performed or complied with by Seller;

(iii)  evidencing the satisfaction of any condition referred to in this Section 9.4; or

(iv)  otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

9.5  No Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, statute, rule or regulation which is in effect and which has the effect of making the Contemplated Transactions unlawful or otherwise prohibiting consummation of the Contemplated Transactions.

9.6  No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer to suffer any material adverse consequence under any applicable Legal Requirement or Order then in effect, excluding Bulk Sales Laws.

9.7  Governmental Authorizations. Buyer shall have received such Governmental Authorizations as are necessary to allow Buyer to operate the Assets from and after the Closing.

9.8  Silicon Valley Bank Loan. On or prior to the Closing Date, Buyer shall have received, in a form reasonably acceptable to it, a payoff letter and release for Seller’s Liability to Silicon Valley Bank as set forth in Part 2.4 of the Seller Disclosure Letter.

9.9  Assignment of Assets, Liabilities and Contracts. On or prior to the Closing Date, Seller shall cause such assets, Liabilities and Contracts as relate to Seller’s business and which are currently the assets or obligations of Parascript Management, Inc., a Wyoming corporation, Total Recognition Products, LLC, a Colorado limited liability company, Total Recognition Systems, LLC, a Colorado limited liability company, Governmental Postal Recognition Systems, LLC, a Colorado limited liability company, and Parascript International, Inc., a Colorado corporation, to be transferred and assigned to Seller.

9.10  Financing. Buyer shall have entered into definitive agreements to obtain, on terms and conditions satisfactory to it, and shall have obtained long-term financing in an amount not less than $85,000,000 not to exceed $90,000,000 (which amount shall not include any revolving line of credit, working capital loan or similar arrangement acceptable to Seller) in order to consummate the Contemplated Transactions (the “Financing Amount”), and such financing transaction or transactions shall be consummated concurrently with the Closing.

9.11  Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, Assets, Liabilities, financial condition or results of operations of Seller having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, Assets or condition of Seller.

9.12  Change of Name. Prior to the Closing, Seller shall amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s reasonable judgment, to avoid confusion. Buyer shall file documents with the appropriate Secretaries of State to enable it to change its name to Seller’s present name. Seller shall cooperate in all ways reasonably requested by Buyer to effect such change.

9.13  Appointment to Audit Committee. The three directors who shall serve on the Audit Committee of Buyer’s Board of Directors shall be appointed and agree to serve.

9.14  Affiliates. Prior to the Closing Date, Seller shall deliver to Buyer a letter identifying all Persons who hold membership Units in Seller immediately prior to the Closing and are expected by Seller to be affiliates of the Buyer for purposes of Rule 145 under the Securities Act immediately following the Closing. Seller shall use its Best Efforts to cause each such Person to deliver on or prior to the Closing Date a written agreement in substantially the form of Exhibit 9.14 hereto (the “Affiliate Letters”).

9.15  Standstill Agreement. On or prior to the Closing Date, Seller shall have delivered to Buyer a written agreement in substantially the form of Exhibit 9.15 hereto (the “Standstill Agreement”) executed by Seller.

9.16  AIS License. On or prior to the Closing Date, Seller shall have delivered to Buyer a license agreement between Seller and AIS in a form satisfactory to Buyer.

10.  CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE. Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

10.1  Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

10.2  Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

10.3  Consents and Release. Each of the Consents identified in Exhibit 10.3 (the “Buyer Consents”), the Seller Consents, Consents to the assignment to Seller and to Buyer of all Contracts of Manager, and the documents described in Section 2.7(a)(iii) shall have been obtained and shall be in full force and effect.

10.4  Additional Documents. Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller:

(a)  The certificate of incorporation and all amendments thereto of Buyer, duly certified as of a recent date by the Secretary of State of the State of Delaware;

(b)  Any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign limited liability company under the name “Parascript, LLC” or any derivative thereof;

(c)  Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Buyer and payment of all applicable state Taxes by Buyer, executed by the appropriate officials of the State of Delaware and each jurisdiction in which Buyer is licensed or qualified to do business as a corporation as specified in Part 5.1; and

(d)  Such documents as Seller may reasonably request for the purpose of:

(i)  evidencing the accuracy of any representation or warranty of Buyer set forth in Article 5;

(ii)  evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer;

(iii)  evidencing the satisfaction of any condition referred to in this Article 10; or

(iv)  otherwise facilitating the consummation or performance of any of the contemplated transactions.

10.5  No Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, statute, rule or regulation which is in effect and which has the effect of making the Contemplated Transactions unlawful or otherwise prohibiting consummation of the Contemplated Transactions.

10.6  No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or Seller to suffer any material adverse consequence under any applicable Legal Requirement or Order then in effect, excluding Bulk Sales Laws.

10.7  Governmental Authorizations. Buyer shall have received such Governmental Authorizations as are necessary to allow Buyer to operate its business and the Assets from and after the Closing.

10.8  Employees.

(a)  The Buyer Employment Agreements have not been breached by Buyer.

(b)  Buyer shall have made a written offer of employment to all of the Persons providing services to Seller in form and substance reasonably acceptable to Seller.

10.9  Standstill Agreement. On or prior to the Closing Date, Buyer shall have delivered to Seller the Standstill Agreement executed by Buyer.

10.10  Financing. Buyer shall have entered into definitive agreements to obtain, on terms and conditions reasonably satisfactory to Seller, and shall have obtained long-term financing in an amount not less than $85,000,000 and not to exceed $90,000,000 (which amount shall not include any revolving line of credit, working capital loan or similar arrangement acceptable to Seller) in order to consummate the Contemplated Transactions (the “Financing Amount”), and such financing transaction or transactions shall be consummated concurrently with the Closing.

10.11  Board Composition; Chief Executive Officer.

(a)  Buyer and the Buyer’s Board of Directors shall have increased the size of the Buyer’s Board of Directors to seven (7) members and caused the nomination and election to the Board of Directors of two (2) individuals designated by the Buyer’s Board of Directors, who shall be John M. Thornton and James DeBello, two (2) individuals designated by Seller, who shall be Aron Katz and Jeffrey Gilb, and three individuals as follows: one (1) nominee of Buyer, subject to the approval of Seller; one (1) nominee of Seller, subject to the approval of Buyer; and one (1) nominee of Plainfield Offshore Holdings VIII Inc., subject to the approval of Buyer and Seller. Each of the foregoing three (3) nominees shall meet the independent director definition under the rules of the NASD and under any Legal Requirement in order to implement the transactions contemplated herein.

(b)  Buyer’s Board of Directors shall have appointed Jeffrey Gilb as the Buyer’s President and Chief Operating Officer. Buyer’s Board of Directors shall also have amended Buyer’s Bylaws to provide for the duties and responsibilities of the Buyer’s Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer as provided for in Exhibit 10.11 hereof.

10.12  Name Change. Buyer holds the documents necessary to effectuate the Mitek Name Change immediately after the Closing.

10.13  Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, assets, liabilities, financial condition or results of operations of Buyer having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets or condition of Buyer.

10.14  Registration Statement. The Registration Statement shall have been declared and shall continue to be effective by the SEC.

10.15  Appointment of Audit Committee. The three directors who shall serve on the Audit Committee of Buyer’s Board of Directors shall be appointed and agree to serve.

11.  TERMINATION.

11.1  Termination Events. By notice given prior to or at the Closing, subject to Section 11.2, this Agreement may be terminated as follows:

(a)  by Buyer if a material Breach of any provision of this Agreement has been committed by Seller, is not cured by Seller within thirty (30) days of the delivery of a written notice of such material Breach by Buyer to Seller, and such material Breach has not been waived by Buyer;

(b)  by Seller if a material Breach of any provision of this Agreement has been committed by Buyer, is not cured by Buyer within thirty (30) days of the delivery of a written notice of such material Breach by Seller to Buyer, and such material Breach has not been waived by Seller;

(c)  by Buyer if any condition in Article 9 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d)  by Seller if any condition in Article 10 is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e)  by Buyer if Buyer determines reasonably and in good faith that the Supplemental Disclosure Letter delivered by Seller reflects any material adverse change to the business, financial condition, or results of operations of the Seller. Notwithstanding anything in Section 11.2 to the contrary, if such matter disclosed in the Supplemental Disclosure Letter of Sellers constitutes a New Matter, then termination shall be Buyer’s sole remedy;

(f)  by Seller, if Seller determines reasonably and in good faith that the Supplemental Disclosure Letter delivered by Buyer reflects any material adverse change to the business, financial condition or results of operations of Buyer. Notwithstanding anything in Section 11.2 to the contrary, if such matter disclosed in the Supplemental Disclosure Letter of Buyer constitutes a New Matter, then termination shall be Seller’s sole remedy;

(g)  by mutual consent of Buyer and Seller;

(h)  by Buyer if the Closing has not occurred on or before December 31, 2006, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement. Notwithstanding the foregoing, if the audit of Seller for fiscal year 2005 referred to in Section 3.4 of this Agreement has not been completed by July 31, 2006, the date referred to in this subsection 11.1(h) shall be extended by one day for each day after July 31, 2006 that such audit has not been completed, until such audit is completed;

(i)  by Seller if the Closing has not occurred on or before December 31, 2006, or such later date as the parties may agree upon, unless the Sellers are in material Breach of this Agreement. Notwithstanding the foregoing, if the audit of Seller for fiscal year 2005 referred to in Section 3.4 of this Agreement has not been completed by July 31, 2006, the date referred to in this subsection 11.1(i) shall be extended by one day for each day after July 31, 2006 that such audit has not been completed, until such audit is completed;

(j)  by either Buyer or Seller, if the Contemplated Transactions shall fail to receive the requisite vote for approval and adoption by the stockholders of Buyer or the Members;

(k)  by Seller, if (i) the Board of Directors of Buyer withdraws, modifies or changes its recommendation of the Contemplated Transactions in a manner adverse to Seller or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Buyer shall have recommended to the stockholders of Buyer any Competing Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Buyer is commenced, and the Board of Directors of Buyer does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) any Person (other than Seller or an affiliate thereof, or any stockholder of Seller as of the date of this Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Buyer;

(l)  by Buyer, if the Manager or managing board of Seller (or any equivalent managing body) shall have recommended to the Members of Seller any Competing Transaction or shall have resolved to do so.

11.2  Effect Of Termination. Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 11.2, Section 11.3 and Articles 15 (Confidentiality) and 16 (General Provisions) (except for those in Section 16.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.3  Fees, Expenses and Other Payments.

(a)  Except as set forth in this Section 11.3, all fees and Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, whether or not the transactions contemplated herein are consummated.

(b)  If Seller shall terminate this Agreement pursuant to Section 11.1(k) or Buyer shall terminate this Agreement pursuant to Section 11.1(l), then the non-terminating party shall promptly, but in no event later than ten (10) Business Days after the date of such termination, pay the terminating party an amount equal to One Million Dollars ($1,000,000) by wire transfer of immediately available funds.

(c)  If this Agreement is terminated by Buyer pursuant to Section 11.1(a), then Seller shall reimburse Buyer for all its Expenses up to, but not in excess of, Five Hundred Thousand Dollars ($500,000) not later than ten (10) Business Days after the date of such termination.

(d)  If this Agreement is terminated by Seller pursuant to Section 11.1(b), then Buyer shall reimburse Seller for all its Expenses up to, but not in excess of, Five Hundred Thousand Dollars ($500,000) not later than ten (10) Business Days after the date of such termination.

(e)  The payments by one party to the other under this Section 11.3 shall be in satisfaction of all amounts and claims that either party may have against the other party in respect of the event(s) giving rise to the right to payment.

12.  POST-CLOSING COVENANTS OF PARTIES.

12.1  Reverse Stock Split. Buyer will effect a reverse split of its common stock in a manner reasonably agreed upon by the parties. Buyer will use commercially reasonable efforts in accordance with applicable law to submit this matter to a vote of its stockholders at the Buyer Stockholders Meeting or as soon thereafter as is reasonably practicable.

12.2  NASDAQ Listing. Buyer shall use its Best Efforts to meet as soon as possible after Closing all applicable listing requirements to the listing and quotation of the Common Stock on the NASDAQ Capital Market, and as soon as Buyer meets all such applicable listing requirements, Buyer will use its Best Efforts to file for such relisting.

12.3  Governance and Management. Immediately after Closing, Buyer’s Chief Executive Officer will be the Chief Executive Officer of Buyer. Immediately after Closing, Seller’s Chief Executive Officer will become President and Chief Operating Officer of Buyer, with the functional responsibilities of leading Buyer’s operations, including sales, business development, marketing, product management, product research and development and management of financial resources as they relate to operations and the other rights and responsibilities provided for in Exhibit 10.11 hereof.

12.4  Change of Fiscal Year. Buyer will use commercially reasonable efforts to change its fiscal year end to December 31 as soon as is reasonably practicable following the Closing.

13.  ADDITIONAL COVENANTS.

13.1  Employees and Employee Benefits It is contemplated that all of the employees of Seller will continue as employees of Buyer. Prior to Closing, the parties will formally document their agreement regarding Seller’s employees, which agreement will address salaries and benefits, retirement and savings plans, collective bargaining matters and general employee provisions.

(b)  Buyer shall assume sponsorship of the Seller Employee Plans effective as of the Closing Date. Participation in the Seller Employee Plans by the employees of Seller will continue uninterrupted.

(c)  As soon as administratively feasible following the Closing, Buyer shall merge the Mitek Systems, Inc. 401(k) Retirement Savings Plan, (the “Buyer 401(k) Plan”) and the Parascript 401(k) Plan (the “Seller 401(k) Plan”).

(d)  As soon as administratively feasible following the Closing, Buyer shall merge the Mitek Systems, Inc. Flexible Benefits Plan (the “Buyer Cafeteria Plan”) and the Parascript Management, Inc. Flexible Benefits Plan (the “Seller Cafeteria Plan”). Participant elections made for the plan year that includes the closing date (the “Plan Year”) will continue to be effective on and after the Closing Date. Participant reimbursements made during the Plan Year prior to the Closing Date will be carried forward. Seller will transfer to Buyer an amount equal to participant contributions to the Seller’s Cafeteria Plan during the Plan Year prior to the Closing Date, less participant reimbursements during that period.

(e)  Buyer will take all actions necessary to continue to provide continuation coverage, as required under COBRA, following the Closing Date to any former employee of the Seller (or dependent of any employee or former employee of the Seller) whose COBRA qualifying event occurred on or before the Closing Date at a time when the individual was covered by such Seller Employee Plan. Seller will provide Buyer with a list of all Persons currently or formerly associated with Seller who have elected continuation coverage under COBRA under Seller’s health plan, and who are still in their available continuation period, as well as a list of all such Persons whose qualifying event has occurred before the Closing, and who are in their COBRA election period, but who have not yet made such election. Seller will provide the foregoing information to Buyer at least seven (7) days prior to Closing and will update such information on the Closing Date, if necessary.

13.2  Payment of Taxes.

(a)  Sales Taxes Resulting from Sale of Assets. Buyer shall pay in a timely manner all sales Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement.

(b)  Ad Valorem Taxes. Seller shall pay any ad valorem Taxes and assessments (including any special or supplemental assessments) on the Assets allocable to periods ending on or before the Closing (without regard to when such Taxes are assessed or payable), and Buyer shall pay any ad valorem Taxes and assessments (including any special or supplemental assessments) on the Assets allocable to periods beginning on or after the Closing (without regard to when such Taxes are assessed or payable). For purposes of this Section 13.2(b), in the case of any ad valorem Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing, the portion of such Tax related to the Tax period ending on the Closing will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing and the denominator of which is the number of days in the entire Tax period. If the parties are unable to determine the exact amount of Taxes for proration at Closing, or if the Taxes or assessments for periods ending on or before the Closing are reassessed subsequent to Closing, it is agreed that the parties will make the appropriate financial adjustments at the time the assessment is determined.

13.3  Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Closing.

13.4  Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make reasonably available its personnel and provide any reasonable testimony and reasonable access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business.

13.5  Noncompetition, Nonsolicitation and Nondisparagement.

(a)  Noncompetition. Other than as a result of its ownership of AIS, or any successor thereof, for a period of two (2) years after the Closing Date, Seller shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of applying pattern recognition techniques to recognize, analyze or otherwise interpret an image or elements of an image where an image is the input to such technique (“Restricted Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) ten percent (10%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. Notwithstanding the foregoing, nothing in this Section 13.5 shall affect Seller’s existing relationships with Evernote Corporation and AIS.

(b)  Nonsolicitation. For a period of two (2) years after the Closing Date, Seller shall not, directly or indirectly:

(i)  solicit the business of any Person who is a customer of Buyer for purposes of engaging in the Restricted Business with such Person;

(ii)  cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing Restricted Business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii)  cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Sellers on the Closing Date or within the year preceding the Closing Date to cease doing Restricted Business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv)  hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)  Nondisparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer’s officers, directors, employees or agents.

(d)  Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 13.5(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 13.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 13.5 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

13.6  Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller will refer to Buyer all inquiries relating to such business. Seller shall not take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing.

13.7  Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and the Members and their Representatives reasonable access thereto, during normal business hours and upon reasonable prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to retained Records, if any, during normal business hours and upon reasonable prior written notice, for any reasonable business purpose specified by Buyer in such notice.

13.8  Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

14.  INDEMNIFICATION; REMEDIES.

14.1  Survival. The representations and warranties and covenants of Seller to be performed prior to the Closing contained in this Agreement shall survive the date of Closing for a period of one year. The representations and warranties and covenants of Buyer to be performed prior to the Closing contained in this Agreement shall not survive the date of Closing.

14.2  Indemnification and Reimbursement by Seller. Seller will indemnify and hold harmless Buyer and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)  any Breach of any representation or warranty made by Seller in (i) Article 3 of this Agreement, (ii) the Seller’s Initial Disclosure Letter, (iii) the Seller’s Supplemental Disclosure Letter, (iv) the certificates delivered by Seller pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller’s representations and warranties in this Agreement fulfill the requirements of Section 9.1 as of the Closing Date as if made on the Closing Date, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 9.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Sellers pursuant to this Agreement; or

(b)  any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement.

14.3  Decision to Seek Indemnification. The decision of Buyer to seek indemnification hereunder shall be decided by the vote or written consent of the audit committee of the Buyer after Closing.

14.4  Limitations on Amount and Recovery.

(a)  A Buyer Indemnified Person shall not be entitled to recover for any Damages pursuant to Section 14.2 unless and until the aggregate amount of Damages asserted by all of the Buyer Indemnified Persons exceed $500,000 (the “Indemnification Threshold”), and then the Indemnified Person shall be entitled to recover for Damages only in excess of the Indemnification Threshold.

(b)  Seller and Buyer agree that in no event shall the liability of Sellers for indemnification under this Section 14 exceed the number of Seller Escrow Shares and recovery shall only be pursuant to the Escrow Agreement.

14.5  Time Limitations. If the Closing occurs, Seller will have liability (for indemnification or otherwise) with respect to a Breach of (i) a covenant or obligation to be performed or complied with by Seller prior to the Closing Date or (ii) a representation or warranty by Seller, only if on or before the first year anniversary of the Closing Date, Buyer notifies Seller and the Escrow Agent pursuant to the terms of the Escrow Agreement in writing of such a claim specifying the factual basis of such claim in reasonable detail to the extent then known by Buyer. After the expiration of such one-year period, no further claim for indemnification may be made.

14.6  Escrow. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer shall give notice of a claim under the Escrow Agreement for any amount to which it may be entitled under this Article 14.

14.7  Third-Party Claims.

(a)  Promptly after receipt by a Person entitled to indemnity under Section 14.2 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)  If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 14.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 14 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation directed by the Indemnifying Person to be performed. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (B) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is received by the Indemnifying Person, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)  Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may materially adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld) or be obligated in any way to indemnify.

(d)  Notwithstanding the provisions of Section 16.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e)  With respect to any Third-Party Claim subject to indemnification under this Article 14, (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)  With respect to any Third-Party Claim subject to indemnification under this Article 14, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

14.8  Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

14.9  Waiver of Contribution and Indemnification. No Person satisfying or discharging an indemnification obligation under this Article 14 shall have a right of contribution or indemnification against any other Person and by executing this Agreement expressly waives such rights against any other Person who or which may have also joined in representations, warranties and/or covenants hereunder.

15.  CONFIDENTIALITY.

15.1  Definition of Confidential Information

(a)  As used in this Article 15, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)  all information that is a trade secret under applicable trade secret or other law;

(ii)  all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii)  all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)  all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)  Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 15, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 15 to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller and Members hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

15.2  Restricted Use Of Confidential Information.

(a)  Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this Article 15 with respect to such information. Each of Buyer and Seller shall (iv) enforce the terms of this Article 15 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 15; and (vi) be responsible and liable for any Breach of the provisions of this Article 15 by it or its Representatives.

(b)  Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 15.1(a)(i), 15.1(a)(ii) and 15.1(a)(iii)), whether or not disclosed to Buyer, of the Seller relating to any of the Assets or the Seller’s Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 6.2.

(c)  From and after the Closing, the provisions of Section 15.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller relating to any of the Assets or the Seller’s Liabilities.

15.3  Exceptions. Sections 15.2(a) and 15.2(b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a Breach of this Article 15 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Assets or the Seller’s Liabilities in reliance on the exceptions in clauses (b) or (c) above.

15.4  Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 15, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 15. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 15.4 do not apply to any Proceedings between the parties to this Agreement.

15.5  Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

15.6  Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

16.  GENERAL PROVISIONS.

16.1  Expenses. Each of Buyer and Seller shall bear and be responsible for its fees and Expenses in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions, provided, however, in the event of the Closing, Buyer will bear its fees and Expenses and will pay Seller’s fees and Expenses, each incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and Expense of its or their Representatives, and the fees and Expenses of the escrow agent under the Escrow Agreement.

16.2  Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree;

provided, however, that if the parties have not or cannot agree to the content of an announcement by the date Buyer is obligated by Legal Requirements to disclose the substance of the disputed announcement, then Buyer shall be free to make such disclosure in such filing(s) as may be required of Buyer under such Legal Requirements. Except with the prior consent of Buyer or Seller, as applicable, or as otherwise required by law, neither Seller, Buyer nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or Members has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or Members, that any Confidential Information of Buyer has been disclosed to Seller, Members or their Representatives or that Seller, Members or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s and Buyer’s employees, customers, suppliers and others having dealings with Seller or Buyer will be informed of the Contemplated Transactions, and each of Seller and Buyer will have the right to be present for any such communication.

16.3  Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties):

Seller (before the Closing): Parascript, LLC
Attention: Jeffrey Gilb
Fax no.: (303) 381-3101
E-mail address: jeff.gilb@parascript.com

with a mandatory copy to: Davis Graham & Stubbs LLP
Attention: Jeffrey R. Brandel, Esq.
Fax no.: (303) 892-7400
E-mail address: jeff.brandel@dgslaw.com

Members: c/o Parascript, LLC
Attention: Jeffrey Gilb
Fax no.: (303) 381-3101
E-mail address: jeff.gilb@parascript.com

with a mandatory copy to: Davis Graham & Stubbs LLP
Attention: Jeffrey R. Brandel, Esq.
Fax no.: (303) 892-7400
E-mail address: jeff.brandel@dgslaw.com

Buyer: Mitek Systems, Inc.
Attention: James B. DeBello
Fax no.: (858) 503-7816
E-mail address: jdebello@miteksystems.com

with a mandatory copy to: Duane Morris LLP
Attention: Robert G. Copeland, Esq.
Fax no.: (619) 744-2201
E-mail address: rcopeland@duanemorris.com

16.4  Arbitration. Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled solely by arbitration in accordance with the following provisions:

(a)  The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, any related agreement or any of the Contemplated Transactions. Disputes include actions for breach of contract with respect to this Agreement or any related agreement, as well as any claim based upon tort or any other causes of action relating to the Contemplated Transactions, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to the procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

(b)  The forum for the arbitration shall be Denver, Colorado.

(c)  The governing law for the arbitration shall be the law of the State of Delaware, without reference to its conflicts of laws provisions.

(d)  There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Seller shall select one arbitrator and Buyer shall select one arbitrator and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10) day period, a third arbitrator shall be appointed by the commercial panel of JAMS. The decision in writing of at least two of the three parties shall be final and binding on the parties.

(e)  The arbitration shall be administered by JAMS.

(f)  The rules of the arbitration shall be the Comprehensive Arbitration Rules of JAMS, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and the provisions of this Section, the provisions of this Section shall prevail.

(g)  The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work-product doctrine applies.

(h)  The arbitrators’ decision shall provide a reasoned basis for the resolution of any dispute and any award. The arbitrators shall not have the power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

(i)  Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees of JAMS and the arbitrators.

(j)  The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the state of Colorado. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

16.5  Enforcement of Agreement. Seller on the one hand, and Buyer on the other hand, acknowledge and agree that the other party or parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by the other party or parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the other party or parties may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

16.6  Waiver; Remedies Cumulative. Except as otherwise provided for herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

16.7  Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

16.8  Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 16.8.

16.9  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16.10  Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

16.11  Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

16.12  Governing Law. This Agreement will be governed by and construed under the laws of the state of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

16.13  Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
BUYER:
MITEK SYSTEMS, INC., a Delaware corporation

By:	/s/ James B. DeBello
James B. DeBello,
President and Chief Executive Officer

SELLER:
PARASCRIPT, LLC, a Wyoming limited liability company

By:	/s/ Jeffrey Gilb
Jeffrey Gilb,
President and Chief Executive Officer